Exhibit 2.1
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
dated as of
February 9, 2022
by and among
SIGNIFY HEALTH, INC.,
Carbon Acquisition Corporation,
Caravan Health, Inc.
and
Shareholder Representative Services LLC,
in its capacity as the Equityholders’ Representative

TABLE OF CONTENTS

i
#95359179v13
81614700.10

Exhibits
Exhibit A    –     Form of Written Consent
Exhibit B    –     Certificate of Merger
Exhibit C    –     Form of Letter of Transmittal

Exhibit D    –     Form of Escrow Agreement
Exhibit E    –     Net Working Capital Schedule
Exhibit F     –    Agreed Accounting Principles

Schedules
Company Disclosure Schedule
Schedule I    –    Allocation Schedule

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of February 9, 2022 is made by and among Signify Health, Inc., a Delaware corporation (“Parent”), Carbon Acquisition Corporation, a Delaware corporation (“Merger Sub”), Caravan Health, Inc., a Delaware corporation (together with its predecessors, the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Equityholders as set forth herein (the “Equityholders’ Representative”).
W I T N E S E T H:
WHEREAS, the Board of Directors of each of the Company, Parent and Merger Sub has unanimously (i) declared that the Merger and the other transactions contemplated by this Agreement are fair, advisable and in the best interests of their respective companies and stockholders and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein;
WHEREAS, the Board of Directors of each of the Company and Merger Sub has recommended to such entity’s stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger;
WHEREAS, prior to the execution and delivery of this Agreement, and as an inducement and condition to Parent’s willingness to enter into this Agreement, (i) certain of the Equityholders of the Company have entered into Support Agreements (each, a “Support Agreement”) agreeing to certain matters with respect to the transactions contemplated hereby and (ii) certain key employees of the Company have entered into offer letters or restrictive covenant agreements with Parent; and
WHEREAS, immediately following the execution and delivery of this Agreement, the Company will deliver to Parent the written consent of the Equityholders irrevocably adopting this Agreement and approving the Merger and the transactions contemplated by this Agreement and the other Transaction Documents (the “Written Consent”) in the form of Exhibit A hereto.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.Definitions. The following terms, as used herein, have the following meanings:
“Accountable Care Organization” means an organization that provides reimbursement for, or arrangements reimbursement for, health care services delivered by a network of providers where the reimbursement is dependent, at least in part, on quality metrics and reductions in the cost of care. Accountable Care Organizations include, but are not limited to: Medicare Shared Savings Program accountable care organizations;

CMS Next Generation accountable care organizations; Medicare Direct Contracting entities; similar entities participating in state Medicaid programs and other governmental programs; independent practice associations; physician-hospital organizations; clinically integrated networks; other provider or association arrangements where parties assume financial responsibility for coordinating care; and other entities that engage in contracting with commercial payors (including, but not limited to, Medicare Advantage plans).
“Accounting Referee” has the meaning set forth in Section 2.09(c).
“Accredited Investor” means an “accredited investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.
“Action” means any action, suit, investigation, audit (including Tax audit), litigation, arbitration, claim (including any crossclaim or counterclaim) or proceeding (including any civil, criminal, administrative, investigative or appellate proceeding).
“Adjustment Amount” has the meaning set forth in Section 2.10(b).
“Adjustment Escrow Account” has the meaning set forth in Section 2.06(l).
“Adjustment Escrow Deposit Amount” means $3,000,000.
“Adjustment Escrow Funds” means the amounts held in the Adjustment Escrow Account, including any dividends, interest, distributions and other income received in respect thereof, less any losses on investments thereof and less distributions thereof.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. For the avoidance of doubt, following the Effective Time, the Affiliates of Parent shall include the Surviving Company.
“Affiliate Contract” has the meaning set forth in Section 3.22.
“Agreed Accounting Principles” has the meaning set forth on Exhibit F.
“Agreement” has the meaning set forth in the Preamble.
“Allocation Schedule” means the Allocation Schedule attached hereto as Schedule I (which will be updated and revised in accordance with this Agreement, including Section 2.07, Section 2.10, Section 2.13 and Section 10.01(h)) setting forth the following information: (i) each Equityholder’s name, address and email address, (ii) the number of shares of Company Common Stock held as of immediately prior to the Effective Time by such Equityholder, (iii) the number of shares of Company Common Stock subject to Company Stock Options held as of immediately prior to the Effective Time by such Equityholder and the exercise price(s) of such Company Stock Options and (iv) in the case of an updated Allocation Schedule delivered pursuant to this Agreement (including Section 2.07, Section 2.10, Section 2.13 and Section 10.01(h) with respect to payments to be made to Equityholders, the portion of such payments to which each Equityholder is entitled. An illustrative example of the Allocation Schedule is attached as Annex 1 to Schedule I hereto and is included in this Agreement solely to provide guidance with respect to the mathematical calculations for the preparation of the Allocation Schedule.
“Annual Financial Statements” has the meaning set forth in Section 3.06.
“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, including, for the avoidance of doubt, any Health Care Law.
“Balance Sheet” means the balance sheet of the Company as of the Balance Sheet Date.
“Balance Sheet Date” means November 30, 2020.
“Base Consideration” means $250,000,000.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.
“Cap” has the meaning set forth in Section 9.03(b).
“Capital Stock” means (i) the shares of Company Common Stock and (ii) the Warrant.
“Cash” means, whether positive or negative, (i) the aggregate amount of all cash and cash equivalents of the Company Group (other than any Company ACO) calculated in accordance with the Agreed Accounting Principles (including outstanding inbound checks, ACH credits and inbound wire transfers) minus (ii) (x) the aggregate amount of all cash or cash equivalents that are not freely usable, distributable or transferrable by the Company Group (other than any Company ACO) (including security deposits, bond guarantees, cash or cash equivalents held in escrow, or held by the Company Group (other than any Company ACO) on behalf of third parties) (collectively, “Restricted Cash”) and (y) any amounts received by any member of the Company Group in respect of Tax refunds after the date hereof, minus (iii) outstanding outbound checks, draws, ACH debits and wire transfers.
“Cash Merger Consideration” means $190,000,000.
“Certificate of Merger” has the meaning set forth in Section 2.01(d).
“Claim” has the meaning set forth in Section 9.04(a).
“Closing” has the meaning set forth in Section 2.01(c).
“Closing Cash” means the aggregate amount of all Cash of the Company Group (other than any Company ACO) as of the Measurement Time; provided, that if any member of the Company Group (other than any Company ACO) uses any cash or cash equivalents after the Measurement Time and prior to the Closing to (i) satisfy any obligations that would have otherwise been included in Closing Indebtedness or Transaction Expenses or (ii) to repurchase or redeem any shares of capital stock or other securities or make any dividend or distribution, Closing Cash shall be calculated as if such actions had been taken prior to the Measurement Time.
“Closing Date” has the meaning set forth in Section 2.01(c).
“Closing Indebtedness” means the aggregate amount of all Indebtedness of the Company Group as of immediately prior to the Closing.
“Closing Net Working Capital” means, as of the Measurement Time, (a) all current assets (excluding Closing Cash, notes receivable, Restricted Cash, Income Tax assets and deferred Tax assets) of the Company Group, minus (b) all current liabilities (excluding any Income Tax liabilities, deferred Tax liabilities, Closing Indebtedness, and Transaction Expenses) of the Company Group (other than any Company ACO), in each case only using the line items set forth on the net working capital schedule attached hereto as Exhibit E and calculated in accordance with the Agreed Accounting Principles.
“Closing Net Working Capital Adjustment” means (i) the amount by which Closing Net Working Capital exceeds the Target Net Working Capital, or (ii) the amount by which Closing Net Working Capital is less than the Target Net Working Capital, in each case, if applicable; provided that any amount which is calculated pursuant to clause (ii) above shall be deemed to be a negative number.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
“Code” means the Internal Revenue Code of 1986.
“Collective Bargaining Agreement” means any written agreement, memorandum of understanding or other contractual obligation between the Company and any labor organization or other authorized employee representative representing Company Employees.
“Company” has the meaning set forth in the Preamble.
“Company 401(k) Plan” means the Caravan Health 401(k) Plan and Trust.
“Company ACO” means any member of the Company Group which is an Accountable Care Organization.
“Company Common Stock” means the common stock, $0.00001 par value per share, of the Company.
“Company Disclosure Schedule” means the disclosure schedules dated as of the date of this Agreement and delivered by the Company to Merger Sub and Parent in connection with the execution of this Agreement.
“Company Employee” means any employee of any member of the Company Group.
“Company Group” shall mean the Company and its Subsidiaries.
“Company Insurance Policies” has the meaning set forth in Section 3.16.
“Company Material Adverse Effect” means any event, change, circumstance, effect, occurrence, condition, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any event, change, circumstance, effect, occurrence, condition, state of facts or development to the extent arising or resulting from (A) changes, developments or conditions generally in financial or securities markets in the United States or in the general economic or political conditions in the United States, (B) changes in Applicable Law generally affecting the industry in which the Company operates, (C) acts of war, hostilities or terrorism in the United States, (D) an actual or threatened epidemic or pandemic spread of an infectious disease in the United States or elsewhere in the world (including the coronavirus (COVID-19) pandemic outbreak), (E) the public announcement, execution or pendency of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby including the impact thereof on the relationships, contractual or otherwise, of the Company Group with any of its business relations or employees (it being understood that this clause (E) shall not apply to a breach of any representation or warranty (or any related condition) related to the announcement, execution or consummation of the transactions contemplated hereby or by the other Transaction Documents), (F) any failure of the Company to meet, with respect to any period or periods, any internal, forecasts, estimates of earnings or revenues or business plans (but not the underlying facts or basis for such failure to meet projections, forecasts, estimates of earnings or revenues or business plans, which may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect), (G) (x) the taking of any action expressly required by this Agreement or taken at the written request of Parent or its Affiliates or (y) the failure to take any action if such action is expressly prohibited by this Agreement, or (I) changes in GAAP; provided, however, that if any event, change, circumstance, effect, occurrence, condition, state of facts or development described in any of clauses (A) through (D) and clause (I) has a disproportionate effect on the Company and its Subsidiaries relative to other participants in the industry in which the Company and its Subsidiaries operates, such event, change, circumstance, effect, occurrence, condition, state of facts or development shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, or (ii) the ability of any Equityholder or the Company to perform its obligations under, or to consummate the transactions contemplated by, this Agreement or the other Transaction Documents.
“Company PII” means all Personally Identifiable Information that is Processed by or on behalf of the Company and its Subsidiaries in connection with the development, marketing, delivery, servicing, use or other exploitation of the Company’s and its Subsidiaries’ products, services or operations.
“Company Privacy Policies” means all current and, to the extent applicable, prior public or published policies, procedures and representations of the Company and its Subsidiaries to the extent relating to data security or the Processing of Personally Identifiable Information, including the Data Protection Program.
“Company Securities” has the meaning set forth in Section 3.05(b).
“Company Service Provider” means any director, officer, employee or individual independent contractor of any member of the Company Group.
“Company Stock Option” means each option to purchase shares of Company Common Stock granted or otherwise issued pursuant to the Company Stock Plan, whether vested or unvested, that is outstanding immediately prior to the Effective Time.

“Company Stock Plan” means the Caravan Health, Inc. 2018 Equity Incentive Plan and the Caravan Health Amended and Restated 2013 Stock Compensation Program, as each may be amended and restated from time to time.
“Confidential Information” has the meaning set forth in Section 7.02(b).
“Confidentiality Agreement” means that certain Non-Disclosure Agreement by and between Signify Health, LLC and the Company dated November 15, 2021.
“Contract” means any written or oral agreement, lease, sublease, license, sublicense, contract, obligation, Permit, sale or purchase order, service order, indenture, note, bond, loan, mortgage, deed of trust, instrument, commitment or undertaking, including any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, extension or renewals thereto.
“Counterparties” has the meaning set forth in Section 3.09(d).
“Covered Employee” has the meaning set forth in Section 5.08(a).
“Covered Tax” means any (i) Tax of any member of the Company Group related to a Pre-Closing Tax Period, (ii) Liability of any member of the Company Group for the payment of any Tax as a result of being or having been before the Closing a member of an affiliated, consolidated, combined, unitary or similar group (other than a group consisting solely of members of the Company Group), (iii) Liability of any member of the Company Group for the payment of any amount as a result of being party to any Tax Sharing Agreement, (iv) Tax of any member of the Company Group that accrued in a Pre-Closing Tax Period but became payable in a Post-Closing Tax Period as a result of, or in connection with, any provision of the Coronavirus Aid, Relief, and Economic Security Act or any similar provision of non-U.S., state or local law, (the “CARES Act”) and (v) Tax of any member of the Company Group resulting from a breach by the Company or any of the Equityholders and any of their Affiliates of any representation, covenant or agreement contained herein, in each case, to the extent not taken into consideration in the calculation of Indebtedness.
“D&O Indemnified Persons” has the meaning set forth in Section 5.11(a).
“Damages” has the meaning set forth in Section 9.02(a).
“Data Protection Program” means the data protection, data privacy and cybersecurity compliance and information security program of the Company and its Subsidiaries.
“Delaware Law” means the General Corporation Law of the State of Delaware.
“Disqualified Individual” has the meaning set forth in Section 5.07.
“Dissenting Shares” has the meaning set forth in Section 2.05(a).
“Earn-Out Conditions” has the meaning set forth in Section 2.13(e).
“Earn-Out Payment” has the meaning set forth in Section 2.13(a).
“Earn-Out Release Date” has the meaning set forth in Section 2.13(f).

“Earn-Out Statement” has the meaning set forth in Section 2.13(c).
“Earn-Out Statement Objection Notice” has the meaning set forth in Section 2.13(d).
“Effective Time” has the meaning set forth in Section 2.01(d).
“e-mail” has the meaning set forth in Section 12.01.
“Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) compensation, employment, consulting, severance, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, perquisites, disability or sick leave benefits, employee assistance program, or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (x) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Subsidiaries for the current or future benefit of any current or former Company Service Provider, (y) which is provided or made available to any current or former Company Service Provider or (z) for which any member of the Company Group could reasonably be expected to have any direct or indirect Liability. For the avoidance of doubt, an Employee Plan also includes a Multiemployer Plan and a Collective Bargaining Agreement.
“End Date” has the meaning set forth in Section 11.01(b).
“Environmental Laws” means any Applicable Law relating to human health or safety, the environment or any pollutants, contaminants, wastes, chemicals, or any other toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials, including the terms of any Environmental Permit.
“Environmental Permits” means all Permits required by Environmental Laws for the business of the Company Group as currently conducted and as currently contemplated to be conducted.
“Environmental Release” means any release, spill, leak, pumping, pouring, emitting, emptying, discharge, injection, escape, leaching, dumping, placing, discarding, abandonment, disposal, deposit, dispersing or migration into or through the environment.
“Equityholder” means any Person who holds shares of Company Common Stock (in each case, other than Treasury Shares), Company Stock Options, in each case as of immediately prior to the Closing (including, for the avoidance of doubt, any Person who holds a warrant, including the Warrant, exercisable into shares of Company Common Stock as of the date hereof and who exercises such warrant into shares of Company Common Stock prior to the Closing).
“Equityholder Indemnified Parties” has the meaning set forth in Section 9.02(b).
“Equityholders Basket” has the meaning set forth in Section 9.03(a).

“Equityholders’ Representative” has the meaning set forth in the Preamble.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” with respect to an entity means any other entity, that, together with such first entity, would be treated as a single employer under Section 414 of the Code.
“Escrow Agent” means Acquiom Clearinghouse LLC, a Delaware limited liability company.
“Escrow Agreement” means the Escrow Agreement, substantially in the form attached hereto as Exhibit D, to be entered into at the Closing by Parent, Equityholders’ Representative and the Escrow Agent.
“Estimate Statement” has the meaning set forth in Section 2.08(a).
“Estimated Closing Cash” has the meaning set forth in Section 2.08(a).
“Estimated Closing Indebtedness” has the meaning set forth in Section 2.08(a).
“Estimated Closing Net Working Capital Adjustment” has the meaning set forth in Section 2.08(a).
“Estimated Merger Consideration” means an amount equal to (i) the Base Consideration (which shall be comprised of Cash Merger Consideration and the Merger Shares) minus (ii) Estimated Closing Indebtedness minus (iii) Estimated Unpaid Transaction Expenses plus (iv) Estimated Closing Cash plus (v) Estimated Closing Net Working Capital Adjustment minus (vi) the Adjustment Escrow Deposit Amount minus (vii) the Expense Fund.
“Estimated Option Consideration” has the meaning set forth in Section 2.07(a).
“Estimated Unpaid Transaction Expenses” has the meaning set forth in Section 2.08(a).
“Exchange Act” means the Securities and Exchange Act of 1934.
“Exchange Agent” means American Stock Transfer & Trust Company, LLC.
“Expense Fund” has the meaning set forth in Section 10.01(h).
“Expiration Date” has the meaning set forth in Section 9.01.
“Federal Health Care Program” means any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, state Medicaid programs, state CHIP programs, TRICARE and similar or successor programs with or for the benefit of any Governmental Authority.
“Final Amounts” means each of Final Closing Cash, Final Closing Indebtedness, Final Closing Net Working Capital Adjustment and Final Unpaid Transaction Expenses.
“Final Closing Cash” has the meaning set forth in Section 2.10(d).

“Final Closing Indebtedness” has the meaning set forth in Section 2.10(d).
“Final Closing Net Working Capital Adjustment” has the meaning set forth in Section 2.10(d).
“Final Unpaid Transaction Expenses” has the meaning set forth in Section 2.10(d).
“Fraud” means common law fraud under Delaware law.
“Fundamental Representations” means the representations and warranties contained in Article 10, the representations and warranties of the Company contained in Sections 3.01, 3.02, 3.04(a), 3.05, and 3.18 and the representations and warranties of Parent and Merger Sub contained in Sections 4.01, 4.02 and 4.04(a).
“GAAP” means generally accepted accounting principles in the United States in effect as of the date hereof, applied on a consistent basis.
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including the articles or certificate of incorporation or formation, certificates of designation, bylaws, operating agreement, limited liability company agreement, partnership agreement, shareholders’ agreement, voting agreement, voting trust agreement, joint venture agreement, registration rights agreement and any similar agreement and any amendments or supplements to any of the foregoing.
“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental or quasi-governmental, regulatory or administrative authority (including self-regulatory or stock exchange authorities or state professional licensure boards), commission, department, court, tribunal, agency or official, including any political subdivision thereof.
“Hazardous Substance” means any pollutant or contaminant or any toxic, radioactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any hazardous, toxic or radioactive characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos-containing materials and any substance, waste or material regulated under any Environmental Law.
“Health Care Laws” means any Applicable Law relating to healthcare, including each of the following: health care providers and facilities, participation in Federal Health Care Programs, the practice of medicine, the securing of drugs, devices, medicines and controlled substances, medical documentation and clinical orders, medical record retention, laboratory services, unprofessional conduct, fee-splitting, referrals, billing and submission of false or fraudulent claims, quality, safety, medical necessity, medical privacy and security, patient confidentiality and informed consent, the hiring of employees or acquisition of services or supplies from Persons excluded from participation in Federal Health Care Programs (as defined under 42 C.F.R. §1000.10), standards of care, quality assurance, risk management, utilization review, financial risk assumption, and the advertising or marketing of health care services, the 340B Program administered by the Health Resources and Services Administration, specifically including: Medicare, Medicaid, CHIP, the TRICARE laws (10 U.S.C. § 1071, et seq.), the False Claims Act (31 U.S.C. § 3729, et seq.), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), federal and state anti-kickback statutes (including 42 U.S.C. § 1320a

7b), federal and state referral laws (including 42 U.S.C. §1395nn), criminal false claims statutes (e.g. 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. §3801, et seq.), the Beneficiary Inducement Statute (42 U.S.C. §1320a-7a(a)(5)), the Confidentiality of Alcohol and Drug Abuse Patient Records Act (42 U.S.C. § 290ee-3, et seq.), the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (P.L. 108-173, 117 Stat. 2066), the Food, Drug and Cosmetic Act of 1938 (21 U.S.C. § 301, et seq.), the Prescription Drug Marketing Act of 1987 (P.L. 100-293, 102 Stat. 95), the Deficit Reduction Act of 2005 (P.L. 109-171, 120 Stat. 4), the Controlled Substances Act (21 U.S.C. § 801, et seq.), Patient Protection and Affordable Care Act (Pub.L. 111-148), the General Data Protection Regulation (EU) 2016/679 and other laws related to the Medicare Shared Savings Program, HIPAA and other health care privacy laws, and the rules and regulations promulgated under the foregoing statutes.
“HIPAA” has the meaning set forth in Section 3.12(b).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Income Tax” means any Tax that is, in whole or in part, based on or measured by gross or net income or gains, and any business franchise or similar Tax.
“Indebtedness” means, with respect to the Company Group, all obligations and other Liabilities (including all obligations in respect of principal, accrued interest, penalties, fees and premiums (including make-whole premiums) and all prepayment premiums, penalties, breakage costs and other amounts that may become due as a result of the transactions contemplated hereby) of the Company Group (i) for borrowed money (including overdraft facilities), (ii) evidenced by notes, bonds, debentures or similar Contracts or securities, (iii) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien, (v) for the deferred purchase price of assets, property, goods or services, including all seller notes and “earn-out” payments and purchase price adjustment payments (in each case calculated assuming the maximum achievement thereof), (vi) for capitalized liabilities under GAAP of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (vii) in respect of letters of credit, bankers’ acceptances, surety bonds and similar instruments (to the extent drawn), (viii) for Contracts relating to interest rate, currency rate or commodity price protection, swap agreements, collar agreements and other hedging agreements, (ix) for all deferred rent, asset retirement obligations and payables related thereto, and any declared but unpaid dividend, (x) for obligations in respect of compensation, accrued paid time off, bonuses and deferred compensation, including any severance, pension or change in control payments or similar Liabilities (including the employer portion of any payroll, employment or similar Taxes related thereto), to the extent not included in Closing Net Working Capital (xi) for any accrued but unpaid Income Tax liabilities attributable to a Pre-Closing Tax Period, (xii) any Taxes, penalties, interest or fines assessable against the Company or any of its Affiliates (including, following the Closing, Parent and its Affiliates) in respect of the failure of any Company Stock Options (whether or not outstanding as of immediately prior to the Closing) to comply with the requirements of Section 409A of the Code and the Treasury Regulations and guidance thereunder ("Covered Options") (including, without limitation, relating to (A) the requirements of Treas. Reg. Section 1.409A-1(b)(5), (B) any failure to properly report and withhold Taxes and (C) any failure to properly furnish or file any applicable Tax forms, including, without limitation, Form W-2), whether in connection with the grant, vesting, exercise, repurchase or cancellation of any Company Stock Options (including pursuant to Section 2.07) or otherwise (collectively, the “409A Penalties”), and (xiii) for Taxes which would otherwise have been required to be paid in a Pre-Closing Tax Period but the payment of which was deferred pursuant to the CARES Act or any similar provision of state, local or non-U.S. Tax law, and (xiv) for any indebtedness or other obligations of any other Person of the type described in the preceding clauses (i) through (xiii) guaranteed by, or secured by any of the assets of, any member of the Company Group.
“Indemnified Party” has the meaning set forth in Section 9.04(a).
“Indemnifying Party” has the meaning set forth in Section 9.04(a).
“Information Statement” has the meaning set forth in Section 5.03.
“Intellectual Property Rights” means any and all intellectual property and similar proprietary rights throughout the world, including such rights in and to any and all (i) patents and patent applications (including all provisionals, non-provisionals, renewals, reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) issued or applied for in the United States and all other jurisdictions throughout the world, all improvements to the inventions disclosed in each such issuance, patent or patent application and all rights to claim priority (including under the Paris Convention) to any of the foregoing, (ii) trademarks, service marks, trade dress, certification marks, logos, domain names, social media identifiers or accounts, rights of publicity, trade names, corporate names and any other indicia of origin (whether or not registered) in the United States and all other jurisdictions throughout the world, including all registrations and applications for registration of any of the foregoing and all goodwill associated with any of the foregoing, (iii) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other jurisdictions throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (iv) Software, (v) inventions (whether or not patentable), discoveries, ideas, trade secrets, know-how, processes, designs, technical data, and business, technical or otherwise sensitive proprietary or confidential information (including pricing and cost information, business and marketing plans and customer and supplier lists), (vi) databases and data compilations and collections, (vii) rights in copies and embodiments of any of the foregoing (whether electronic or tangible) and (viii) rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing.
“Investor Rights Agreement” means the Investors’ Rights Agreement by and between the Company, Lynn Barr and the investors listed on Schedule A thereto, dated January 8, 2018.
“IRS” means the U.S. Internal Revenue Service.
“IT Assets” means any and all computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment (including laptops and mobile devices) and systems, and all associated documentation, owned, licensed, leased or otherwise used by or on behalf of the Company and its Subsidiaries in their respective business.

“knowledge” means (i) in the case of Parent or Merger Sub, the knowledge, after reasonable inquiry, of any of the individuals set forth on Section 1.01(b) of the Company Disclosure Schedule; and (ii) in the case of the Company, the actual knowledge, after reasonable inquiry, of any of Lynn Barr, Tim Gronniger, Erin Fulton, Ryan Feldman, Tom Hawkes, Greg Paris, Michael Van Snellenberg, Ashok Roy and Lara Blackert.
“Leased Real Property” has the meaning set forth in Section 3.13(b).
“Leases” has the meaning set forth in Section 3.13(b).
“Letter of Transmittal” has the meaning set forth in Section 2.06(a).
“Liability” means any debt, liability or obligation of any kind, whether due or to become due, absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, secured or unsecured, determined or determinable, or otherwise, and includes all costs and expenses relating thereto.
“Licensed Intellectual Property Rights” means any and all Intellectual Property Rights owned by a third party and licensed or sublicensed, or purported to be licensed or sublicensed, to the Company or its Subsidiaries or for which the Company or its Subsidiaries have obtained, or have purported to have obtained, a covenant not to be sued or similar right (including any and all Intellectual Property Rights subject to any and all Contracts set forth in Section 3.09(a)(xvi)(A) of the Company Disclosure Schedule).
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, deed of trust, lease or sublease, license or sublicense, option, right of first refusal or offer, encumbrance or other adverse claim of any kind in respect of such property or asset, including any restriction on the right to vote, sell or otherwise dispose of any capital stock or other voting or equity interest or any restriction on the exercise of any attributes of ownership. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
“Material Contracts” has the meaning set forth in Section 3.09(b).
“Measurement Time” means 11:59 p.m. Eastern Time on the day immediately prior to the Closing Date.
“Merger” has the meaning set forth in Section 2.01(a).
“Merger Consideration” means an amount equal to (i) the Base Consideration (which shall be comprised of Cash Merger Consideration and the Merger Shares) minus (ii) Final Closing Indebtedness minus (iii) Final Unpaid Transaction Expenses plus (iv) Final Closing Cash plus (v) Final Closing Net Working Capital Adjustment minus (vi) the Adjustment Escrow Deposit Amount minus (vii) the Expense Fund.
“Merger Shares” means the number of shares of Parent Common Stock equal to (i) $60,000,000 divided by (ii) the Stock Price.
“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.
“Open Source Software” means Software that (a) is distributed as free Software, open source Software, copyleft Software or similar licensing or distribution models, or (b) requires as a condition of use, modification or distribution (including under an ASP or “software as a service” model) of such Software that other Software using, incorporating, linking, integrating or distributing or bundling with such Software be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributable at no charge. “Open Source Software” includes Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (a) the Apache Software Foundation License, (b) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (c) The Artistic License (e.g., PERL), (d) the Mozilla Public License, (e) the Netscape Public License, (f) the Sun Community Source License (SCSL), (g) the Sun Industry Standards License (SISL), (h) Affero General Public License (AGPL), (i) Common Development and Distribution License (CDDL) or (j) any license or distribution agreement or arrangement now listed as open source licenses on www.opensource.org or any successor website thereof or in the Free Software Directory maintained by the Free Software Foundation on http://directory.fsf.org/ or any successor website thereof.
“Option Consideration” has the meaning set forth in Section 2.07(a).
“Optionholder” has the meaning set forth in Section 2.07(a).
“Order” means any judgment, decree, writ, injunction, ruling, award, subpoena, determination, verdict, decision or order of any Governmental Authority or arbitrator.
“Overpayment Amount” has the meaning set forth in Section 2.10(c)(ii).
“Owned Intellectual Property Rights” means any and all Intellectual Property Rights owned, or purported to be owned, by the Company or its Subsidiaries, including any and all Intellectual Property Rights set forth in Section 3.14(a) of the Company Disclosure Schedule.
“Parent” has the meaning set forth in the Preamble.
“Parent Arrangements” has the meaning set forth in Section 5.07(e).
“Parent Common Stock” means the Class A common stock of Parent, par value $0.01.
“Parent Indemnified Parties” has the meaning set forth in Section 9.02(a).
“Parent Material Adverse Effect” means any event, change, circumstance, effect, occurrence, condition, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under, or to consummate the transactions contemplated by, this Agreement or the other Transaction Documents.
“Parent Plan” has the meaning set forth in Section 5.08(b).
“Parent SEC Documents” has the meaning set forth in Section 4.10(a).

“Permits” means each license, franchise, permit, certificate, approval or other similar authorization issued by a Governmental Authority affecting, or relating to, the assets or business of the Company Group.
“Permitted Liens” means (i) Liens for Taxes not yet due or, if due, being contested in good faith and for which adequate accruals or reserves have been established on the Balance Sheet; (ii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business consistent with past practice and not yet due and payable or, if due and payable, are being contested in good faith and for which adequate accruals or reserves have been established on the Balance Sheet; (iii) in respect of Intellectual Property Rights, non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business consistent with past practice; (iv) Liens to the extent specifically disclosed in the most recent Annual Financial Statements; (v) restriction on transfer arising from applicable securities laws, (vi) zoning, building codes, and other land use laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated in any material respect by the current use and operation of such real property by the Company Group; (vii) easements, servitudes, covenants, conditions, restrictions, and other similar non-monetary matters affecting title to any assets of the Company Group and other title defects that do not materially impair the use or occupancy of such assets in the operation of the business of the Company Group; and (viii) with respect to the Leased Real Property, all Liens which are suffered or incurred by the fee owner, any superior lessor, sublessors or licensor, or any inferior lessee, sublessee or licensee.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Personally Identifiable Information” means any and all (i) information relating to an individual that either contains data elements that identify the individual or that can be used, directly or indirectly, to identify, contact or locate the individual, including personal identifiers and online identifiers, which are regulated by Applicable Law, (ii) “personal data” as that or similar term is defined under any Applicable Law and (iii) other information, the Processing of which is regulated by an Applicable Law in relation to data protection or data privacy.
“Post-Closing Statement” has the meaning set forth in Section 2.09(a).
“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to a Straddle Tax Period, the portion of such Tax period beginning after the Closing Date.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Tax Period, the portion of such Tax period ending on the Closing Date.
“Privacy Requirements” means any and all (i) Company Privacy Policies, (ii) all Contracts involving the Processing of Personally Identifiable Information, (iii) all Applicable Laws that apply to the security, privacy or Processing of Personally Identifiable Information or other data, and (iv) industry self-regulatory principles applicable to the protection or Processing of Personally Identifiable Information, including the Payment Card Industry Data Security Standard version 3.2 to which Company or its Subsidiaries is legally bound to.

“Pro Rata Portion” means, with respect to each Equityholder, the percentage opposite such Equityholder’s name on the Allocation Schedule.
“Process” or “Processing” means, with respect to any data or Personally Identifiable Information, the collection, recording, use, processing, storage, organization, modification, transfer, sale, retrieval, access, disclosure, deletion, dissemination or combination of such data or Personally Identifiable Information.
“Related Party” means, with respect to any specified Person, (a) any Affiliate of such specified Person, (b) any Person who serves as a director, officer, general partner, managing member or in a similar capacity of such specified Person or any of its Affiliates, (c) any immediate family member of any Person described in clause (a) or (b), and (d) any other Person who holds, individually or together with such other Person’s Affiliates and any members of such other Person’s immediate family, directly or indirectly, more than 5% of the outstanding equity or ownership interests of such specified Person.
“Remaining Adjustment Escrow Funds” has the meaning set forth in Section 2.10(c)(ii).
“Representative Losses” has the meaning set forth in Section 10.01(g).
“Required Equityholder Vote” means the affirmative vote or consent of the holders of a majority of the holders of Capital Stock outstanding, voting or consenting as a single class (with the Warrant being treated as equal to the number of shares of Company Common Stock into which the Warrant is exercisable).
“Sanctions” has the meaning set forth in Section 3.23(b).
“SEC” has the meaning set forth in Section 4.10(a).
“Securities Act” means the Securities Act of 1933.
“Security Incident” means any incident involving information security breaches, intrusions, failures of the IT Assets or which results in unauthorized access, theft, extraction, Processing, transfer, loss, disclosure, corruption, destruction or encryption of Company PII or other data held, in whatever form, by or on behalf of the Company and its Subsidiaries, including where the unauthorized event results from the use of any malicious code (including without limitation viruses, Trojans horses, worms, malware and ransomware), social engineering, unauthorized access to physical premises, loss of devices, disclosure of passwords or otherwise.
“Software” means any (i) computer, mobile, or device programs, operating systems and specifications, applications and code, including any software implementations of algorithms, models and methodologies and any source code, object code, firmware, middleware, APIs, development and design tools, applets, compilers and assemblers, (ii) databases and compilations, including any and all libraries, data and collections of data whether machine readable, on paper or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) technology supporting, and the contents and audiovisual displays of, any internet site(s) and (v) documentation, other works of authorship and media, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Stock Price” means a price per Merger Share on the New York Stock Exchange calculated based on the volume-weighted average price per share of the Parent Common Stock for the five trading days ending three Business Days prior to the Closing Date as calculated by Bloomberg Financial LP under the function “VWAP”.
“Straddle Tax Period” means a Tax period that begins on or before the Closing Date and ends thereafter.
“Stub Financial Statements” has the meaning set forth in Section 3.06.
“Subsidiary” means, with respect to any Person, any entity (i) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors, managers, trustees or other Persons performing similar functions are owned, directly or indirectly, by such Person (or such Person otherwise has the right, whether by ownership of securities, Contract or otherwise, to do so), (ii) for which such Person or one of its other Subsidiaries is the general partner, manager or managing member or (iii) in which such Person owns, directly or indirectly, a majority of the equity, partnership or other similar interests thereof.
“Support Agreement” has the meaning set forth in the Recitals.
“Surviving Company” has the meaning set forth in Section 2.01(a).
“Tail Policy” has the meaning set forth in Section 5.11(b).
“Target Net Working Capital” equals $5,851,000.
“Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person and any payment required to be made to any Governmental Authority pursuant to an escheat, unclaimed property or similar Applicable Law), together with any interest, penalty, addition to tax or additional amount (including penalties for failure to file or late filing any return, report or other filing), and any Liability for any of the foregoing as transferee.
“Tax Contest” has the meaning set forth in Section 6.03(a).
“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated Tax or information return or report) filed or required to be filed with any Taxing Authority.
“Tax Sharing Agreement” means any agreement or arrangement entered into prior to the Closing binding a member of the Company Group that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.
“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.
“Third-Party Claim” has the meaning set forth in Section 9.04(b).
“Transaction Documents” means this Agreement, the Support Agreements, the Written Consents, the Letters of Transmittal, Escrow Agreement and Offer Letters and Restrictive Covenant Agreements.

“Transaction Expenses” means (A) all costs, fees and expenses incurred by the Company Group at or prior to the Effective Time, or in respect of any Contract or other arrangement entered into at or prior to the Effective Time, related to the transactions contemplated by this Agreement or any of the other Transaction Documents (or any other sale, financing or strategic alternative process conducted or pursued by the Company Group), whether payable prior to, at or after the Closing, including (i) all costs, fees and expenses of investment bankers (including the brokers referred to in Section 3.18), attorneys, accountants and other consultants and advisors (including any indemnity obligations owed to investment bankers pursuant to any engagement letters relating to the transactions contemplated by this Agreement), (ii) all stay or retention, change of control, transaction or similar bonuses (including, without limitation, any Tax gross-ups implemented by the Company (subject to the restrictions in Section 5.01(b)(xiii)) with respect to any excise Tax under Section 409A of the Code attributable to any Covered Options), compensation, incentive and/or severance payments incurred or payable by the Company Group as a result of, or in connection with the transactions contemplated hereby, plus the employer portion of any payroll, employment or similar Taxes related (x) to the payments described in this clause (A)(ii) and (y) payments made or expected to be made pursuant to this Agreement to holders of Company Stock Options, (iii) all costs, fees and expenses incurred as a result of (or that would be incurred as a result of) the termination of any Affiliate Contract as contemplated hereby, (iv) 50% of all Transfer Taxes and (v) any assignment, change in control or similar fees expressly payable as a result of the execution of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, (B) 50% of all fees, costs and expenses of the Exchange Agent and Escrow Agent (C) 50% of the filing fee associated with any governmental approval, filing or waiting period (including under the HSR Act) required in connection with the execution, delivery or performance of this Agreement and (D) 50% of all fees, expenses and premiums incurred in connection with obtaining the Tail Policy. For the avoidance of doubt, Transaction Expenses shall include any Transaction Expenses that arise as a result of the payment of any amounts following the Closing (including pursuant to Section 2.10 and Section 2.13), and any such post-Closing payments shall be payable net of any such Transaction Expenses.
“Transaction Expenses Deductions” means all applicable deductions of the Company Group attributable to the Transaction Expenses, in all cases to the extent economically borne by the Equityholders.
“Transaction Expenses Payoff Instructions” has the meaning set forth in Section 2.12(a).
“Transfer Tax” means any transfer, documentary, sales, use, stamp, registration, value added or other similar Tax (including any penalties and interest) arising in connection with the transactions contemplated by this Agreement.
“Treasury Shares” has the meaning set forth in Section 2.04(b).
“Underpayment Amount” has the meaning set forth in Section 2.10(c)(i).
“Unpaid Transaction Expenses” means the aggregate amount of Transaction Expenses that are unpaid as of immediately prior to the Closing.
“Unvested Company Stock Option” means a Company Stock Options that is not a Vested Company Stock Option.

“Vested Company Stock Option” means a Company Stock Option which is vested as of the Effective Time or which vests automatically pursuant to its terms as a result of the transactions contemplated by this Agreement.
“Waived Payments” has the meaning set forth in Section 5.07(a).
“WARN” means the Worker Adjustment and Retraining Notification Act and any comparable state or local law.
“Warrant” means a warrant to purchase certain shares of Company Common Stock issued by the Company to VSS Caravan Health LLC (the “Warrantholder”) on January 8, 2018.
“Written Consent” has the meaning set forth in the Recitals.
Section 1.02.Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein, including the Company Disclosure Schedule, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” when used in this Agreement is not exclusive. References to any statute, rule, regulation, law or Applicable Law shall be deemed to refer to all Applicable Laws as amended or supplemented from time to time and to any rules, regulations and interpretations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed (or required to be listed) on any schedules hereto, or any Contract required to be disclosed by any Transaction Document, all amendments, modifications, supplements, extensions and renewals thereto must also be listed on the appropriate schedule and copies thereof disclosed. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to one gender include all genders. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2
THE MERGER

Section 2.01 The Merger.  At the Effective Time, and upon the terms and subject to the conditions set forth in this Agreement, Parent, Merger Sub and the Company shall cause Merger Sub to be merged with and into the Company in accordance with Delaware Law (the “Merger”), whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving company (the “Surviving Company”) and will be an indirect Subsidiary of Parent.
(b)From and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law, and the Surviving Company shall possess all of the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under Delaware Law.
(c)Subject to the provisions of Article 8, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017, or remotely by the exchange of documents and signatures (or their electronic counterparts), on the first Business Day of the month immediately following the month in which all of the conditions set forth in Article 8 have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of, or, to the extent permissible, waiver by the party or parties entitled to the benefit of, such conditions) provided, that, if the date of such satisfaction or waiver is within five Business Days of the end of any month, then Parent shall have the right to defer the Closing Date to the first Business Day of the month that is two months following the month during which such date occurs, provided, further, the foregoing proviso shall not apply if such satisfaction or waiver occurs prior to March 1, 2022 or at such other place, at such other time or on such other date as Parent and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”
(d)At the Closing, the Company shall file, or cause to be filed, with the Secretary of State of the State of Delaware, a certificate of merger relating to the Merger in substantially the form of Exhibit B (the “Certificate of Merger”) and any other appropriate documents, filings or recordings, in each case as approved by Parent, in accordance with the relevant provisions of Delaware Law. The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (or at such other later time as may be agreed by Parent and the Company and specified in the Certificate of Merger);
Section 2.02. Governing Documents of the Surviving Company. At the Effective Time, by virtue of the Merger, the Governing Documents of Merger Sub in effect immediately prior to the Effective Time shall be the Governing Documents of the Surviving Company until amended in accordance with Applicable Law.
Section 2.03. Directors and Officers of the Surviving Company.

(a)At the Effective Time, by virtue of the Merger, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Governing Documents of the Surviving Company.
(b)At the Effective Time, by virtue of the Merger, the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until their respective successors are duly appointed or until their earlier death, resignation or removal in accordance with the Governing Documents of the Surviving Company.
Section 2.04. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:
(a)except for Treasury Shares, Dissenting Shares and Excluded Shares, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and shall become the right to a number of Merger Shares and a portion of the Cash Merger Consideration in respect of the Estimated Merger Consideration, Underpayment Amount (if any) and the Earn-Out Payment (if any), in each case as calculated in accordance with this Agreement and the Allocation Schedule and, as of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist and shall thereafter represent only the right to receive a number of Merger Shares and a portion of the Cash Merger Consideration in respect of the Estimated Merger Consideration, Underpayment Amount (if any) and the Earn-Out Payment (if any), in each case as calculated in accordance with this Agreement and the Allocation Schedule;
(b)each share of Company Common Stock held by the Company (collectively, “Treasury Shares”) immediately prior to the Effective Time shall be canceled without any conversion thereof and shall cease to exist, and no consideration shall be delivered or receivable with respect thereto;
(c)each share of Company Common Stock held by any Subsidiary of either the Company or Parent (other than the Merger Sub) immediately prior to the Effective Time (“Excluded Shares”) shall be converted into such number of shares of stock of the Surviving Company such that each such Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Company immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time;
(d)each Warrant issued and outstanding immediately prior to the Effective Time shall be converted into and shall become the right to receive a number of Merger Shares and a portion of the Cash Merger Consideration in respect of the Estimated Merger Consideration, Underpayment Amount (if any) and the Earn-Out Payment (if any), in each case as if the Warrant were fully exercised and the Warrantholder received the number of Company Common Stock receivable upon such exercise immediately prior to the Effective Time, in each case as calculated in accordance with this Agreement and the Allocation Schedule; and
(e)each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Company, with the same rights, powers and privileges as the shares so converted and, together with any shares issued pursuant to the foregoing Section 2.04(c) shall constitute the only outstanding capital stock of the Surviving Company.
Section 2.05. Dissenters’ Rights.
(a)Notwithstanding any provision of this Agreement to the contrary, other than as provided in this Section 2.05, any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by a holder who has duly and validly demanded appraisal of such shares in connection with the Merger in accordance with Delaware Law and as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (through failure to perfect or otherwise) (such shares, “Dissenting Shares”) shall not be converted into or represent the right to receive the amounts contemplated by Section 2.04, but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under Delaware Law. From and after the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Company. Parent shall be entitled to retain (or receive from the Exchange Agent) the amounts contemplated by Section 2.04 that otherwise would have been paid in respect of the Dissenting Shares, pending resolution of the claims of such holders, and, subject to Section 2.05(b), no Equityholder shall be entitled to any portion of such amounts.
(b)Notwithstanding the provisions of Section 2.05(a), if any holder of shares of Company Common Stock who has duly and validly demanded appraisal of such shares in connection with the Merger in accordance with Delaware Law effectively withdraws or loses such appraisal rights (through failure to perfect or otherwise), then such shares shall no longer be Dissenting Shares and, as of the later of the Effective Time and the occurrence of such withdrawal or loss, such shares shall automatically be converted into the right to receive the amounts contemplated by Section 2.04 payable with respect to such shares pursuant to and in accordance with this Agreement.
(c)The Company shall give Parent prompt notice of the receipt of any written notice of any demand for appraisal or intent to demand appraisal for any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company that relate to any such demand for appraisal. Notwithstanding anything in this Agreement to the contrary, Parent shall have the right and opportunity to participate in, to control and direct all negotiations and proceedings with respect to any demand or threatened demand for appraisal in connection with the Merger, including those that take place prior to the Effective Time.
Section 2.06. Surrender and Payment. (a) As promptly as practicable after the date of this Agreement, Parent and the Equityholders’ Representative shall appoint and retain the Exchange Agent, for the purpose of exchanging the Merger Consideration for shares of Company Common Stock and the Warrant and Parent shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock and the Warrantholder a letter of transmittal in substantially the form attached hereto as Exhibit C (the “Letter of Transmittal”), to be completed and delivered by each such Equityholder and the Warrantholder to effect the exchange of such Equityholder’s shares of Company Common Stock or the Warrantholder of the Warrant, as applicable, for the payment of a portion of the Merger Consideration and other amounts referred to in Section 2.04 in respect of such shares of Company Common Stock or the Warrant, as applicable.
(b)At the Closing, Parent shall deliver or cause to be delivered (i) to each Equityholder such Equityholders’ portion of the Merger Shares as is set forth on the Allocation Schedule and (ii) by wire transfer of immediately available funds to (A) the Exchange Agent, in trust for the benefit of the Equityholders entitled thereto, the Estimated Merger Consideration (excluding the Merger Shares and the Estimated Option Consideration) and (B) to the Company, in trust for the benefit of the Optionholders entitled thereto, the Estimated Option Consideration.
(c)Upon delivery to the Exchange Agent of a properly completed and duly executed Letter of Transmittal (together with properly completed and duly executed Tax forms), stock certificates representing the Equityholder’s Company Common Stock or Warrant and receipt by the Exchange Agent of such evidence of transfer as the Exchange Agent may reasonably request, an Equityholder whose shares of Company Common Stock have been converted into the right to receive the applicable portion of the Merger Consideration shall be entitled (i) to promptly receive from the Exchange Agent the portion of the Estimated Merger Consideration to which such Equityholder is entitled pursuant to Section 2.04 and Section 2.10, and (ii) to receive from the Exchange Agent the portion of the remainder (if any) of the Merger Consideration payable or deliverable for each such Equityholder’s shares of Company Common Stock in the manner and at (or promptly following) the times paid or delivered to the Exchange Agent, in trust for the benefit of the Equityholders entitled thereto, as set forth in this Agreement. Until transferred, each share of capital stock (other than Dissenting Shares) and the Warrant shall represent after the Effective Time for all purposes only the right to receive a portion of the Merger Consideration and other amounts referred to in Section 2.04, each in accordance with, and subject to the terms of, this Agreement, and such share shall be canceled and cease to exist.
(d)In the event an Equityholder’s stock certificate has been lost, stolen or destroyed, the payment of any portion of the Merger Consideration shall be conditioned upon the delivery by the Equityholder of an affidavit of loss in a form acceptable to Parent and the Exchange Agent in their sole discretion, together with a bond or other surety sufficient, in the sole discretion of the Exchange Agent, to insure against the risk of loss to the Company, the Exchange Agent and the Parent as a result of such loss, theft or destruction.
(e)If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the related share of Company Common Stock is registered, it shall be a condition to such payment that  any uncertificated shares shall be properly transferred and the Person requesting such payment shall pay to Parent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such share or establish to the satisfaction of Parent that such Tax has been paid or is not payable.
(f)After the Effective Time, the transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, shares are presented to Parent, the Surviving Company or the Exchange Agent, they shall be canceled and exchanged for a portion of the Merger Consideration and other amounts referred to in Section 2.04, each in accordance with, and subject to the terms of, this Agreement, including the procedures set forth in this Article 2.

(g)After the Effective Time, each Equityholder shall look only to the Exchange Agent for payment or delivery of the portion of the Merger Consideration and other payments payable pursuant to Section 2.04, Section 2.10, Section 2.13 and Section 9.08 and the other amounts payable pursuant to this Agreement, in each case, in respect of shares of Company Common Stock or the Warrant. Notwithstanding anything to the contrary contained herein, payment by or on behalf of Parent to the Exchange Agent in accordance with this Agreement shall be in full satisfaction of the obligations of Parent and its Affiliates with respect to such payment.
(h)Any portion of the Merger Consideration and other amounts referred to in Section 2.04 (and any interest or other income earned thereon) that remains unclaimed by the Equityholders 18 months after the Effective Time shall be returned to Parent (or, at Parent’s written direction, one of its Affiliates), upon demand, and any such Equityholder who has not exchanged shares of Company Common Stock or Warrant for a portion of the Merger Consideration in accordance with this Section 2.06 prior to that time shall thereafter look only to Parent and the Surviving Company for payment of a portion of the Merger Consideration in respect of such shares of Company Common Stock or Warrant, without any interest thereon. Prior to the due transfer of any applicable share by an Equityholder, no portion of the Merger Consideration shall be paid to such Equityholder in respect of such share or warrant. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Surviving Company, the Equityholders’ Representative, the Exchange Agent or any other Person shall be liable to any Equityholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Applicable Laws. Any portion of the Merger Consideration remaining unclaimed by Equityholders two years after the Effective Time (or such earlier date immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
(i)No dividends or other distributions with respect to shares of capital stock of the Surviving Company with a record date after the Effective Time shall be paid to any Equityholder.
(j)All consideration paid in respect of the surrender or exchange of shares of Company Common Stock or Warrant in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such shares or warrant.
(k)For the avoidance of doubt, no interest will be paid or accrued on the Merger Consideration or any payments thereof to the Equityholders.
(l)At the Closing, Parent will deliver to the Escrow Agent, by wire transfer of immediately available funds to an account designated in writing by the Escrow Agent, cash in an amount equal to the Adjustment Escrow Deposit Amount, for deposit into an escrow account (the “Adjustment Escrow Account”) established pursuant to the terms of the Escrow Agreement. The Company shall be responsible for and pay all of the fees and expenses payable to the Escrow Agent pursuant to the Escrow Agreement.
Section 2.07. Company Stock Options
(a)Effective as of immediately prior to the Effective Time, each Vested Company Stock Option that is outstanding and unexercised at such time shall be cancelled and extinguished, and each holder of a Company Stock Option (an “Optionholder”) that is a Vested Company Stock Option shall cease to have any rights with respect thereto; provided that with respect to each Vested Company Stock Option, the applicable Optionholder shall be entitled, subject to Section 2.07(d), to receive, in full satisfaction of the rights of the Optionholder with respect to such Vested Company Stock Option a number of Merger Shares and a portion of the Cash Merger Consideration in respect of the Estimated Merger Consideration (the “Estimated Option Consideration”), Underpayment Amount (if any), and the Earn-Out Payment (if any), in each case as calculated in accordance with the Allocation Schedule (collectively, the “Vested Option Consideration”).
(b)Effective as of immediately prior to the Effective Time, each Unvested Company Stock Option that is outstanding and unexercised at such time shall be cancelled and extinguished, and each Optionholder shall cease to have any rights with respect thereto; provided that with respect to each Unvested Company Stock Option, the applicable Optionholder shall be entitled, subject to this Section 2.07(b) and to Section 2.07(d), to receive, in full satisfaction of the rights of the Optionholder with respect to such Unvested Company Stock Option an amount in cash in respect of the Estimated Merger Consideration, Underpayment Amount (if any), and the Earn-Out Payment (if any), in each case as calculated in accordance with the Allocation Schedule (collectively, the “Unvested Option Consideration” and, together with the Vested Option Consideration, the “Option Consideration”). The intent of the Parties and this Agreement is that, subject to Section 2.07(d), in calculating the amount in cash to be paid as Unvested Option Consideration, (i) the number of Merger Shares to which the applicable Optionholder would otherwise be entitled (assuming the Optionholder had exercised the Unvested Company Stock Option immediately prior to the Effective Time) in respect of the Merger Consideration shall be reduced to zero, (ii) the amount of cash to which such Optionholder would otherwise be entitled (assuming the Optionholder had exercised the Unvested Company Stock Option immediately prior to the Effective Time) in respect of the Cash Merger Consideration shall be increased by an amount equal to the number of Merger Shares contemplated by the preceding clause (i) multiplied by the Stock Price, (iii) the number of Merger Shares that would otherwise be issued to the Optionholder (assuming the Optionholder had exercised the Unvested Company Stock Option immediately prior to the Effective Time), subject to Section 2.16, shall instead be issued to the Equityholders pro-rata in accordance with the Allocation Schedule and (iv) the amount of cash to which the Equityholders would otherwise be entitled in respect of the Cash Merger Consideration shall be decreased by an amount equal to the number of Merger Shares contemplated by the preceding clause (iii) multiplied by the Stock Price.
(c)The Company shall adopt any resolutions, provide any required notices and otherwise take such actions as reasonably necessary to effect the treatment of Company Stock Options reflected herein.
(d)For purposes of calculating the payments to be made to each Optionholder under Section 2.07(a) and Section 2.07(b), each Company Stock Option shall be treated as exercised in full for the total number of shares of Company Common Stock issuable upon exercise thereof and, for purposes of payments made in respect of the Option Consideration (including, as applicable, any Merger Shares to be delivered as part of the Option Consideration), the amount to be paid shall be reduced by an amount equal to the exercise price of such Company Stock Option.
(e)Notwithstanding anything herein to the contrary, any cash Option Consideration required to be paid under this Agreement may be made to (as directed by Parent), or withheld by, the Company for remittance to the applicable Optionholder through the Company’s payroll on the first normal payroll date following the date on which such Option Consideration payment is otherwise due pursuant to the Agreement

(or, in the case of payments in respect of Company Stock Options not held by a Company Employee, within 15 Business Days after the such payment date in such manner as Parent determines reasonably appropriate), and the Option Consideration payable in respect of any Covered Options shall be subject to Tax withholding at the time required by Section 409A of the Code and the Treasury Regulations and guidance thereunder.
Section 2.08. Pre-Closing Statement.
(a)No later than five Business Days prior to the Closing Date, the Company shall prepare and furnish to Parent  a written statement (the “Estimate Statement”), setting forth in reasonable detail the Company’s good faith estimates of Closing Cash (“Estimated Closing Cash”), Closing Indebtedness (“Estimated Closing Indebtedness”), the Closing Net Working Capital Adjustment (the “Estimated Closing Net Working Capital Adjustment”) and Unpaid Transaction Expenses (“Estimated Unpaid Transaction Expenses”), together with reasonable supporting documentation therefor, and, based on such amounts, a calculation of the Estimated Merger Consideration, the Merger Shares and the Cash Merger Consideration, and  a duly completed Allocation Schedule (using the same calculations and following the same methodologies set forth on Schedule I) updated to reflect the amounts referred to in clause (i) of this Section. Parent may until two Business Days prior to the Closing Date provide the Company with comments to the Estimate Statement and Allocation Schedule, and the Company shall consider such comments in good faith. The Company shall provide all supporting documentation reasonably requested by Parent in connection with Parent’s review of the preliminary and final Estimate Statement and Allocation Schedule.
(b)Notwithstanding anything to the contrary in this Agreement or any investigation or examination conducted, or any knowledge possessed or acquired, by or on behalf of Parent, Merger Sub, the Surviving Company or any of their respective Affiliates, (x) it is expressly acknowledged and agreed that the preparation of the Allocation Schedule and the allocation set forth therein are the sole responsibility of the Equityholders and the Company and that Parent, Merger Sub, the Surviving Company and the Exchange Agent and their respective Affiliates shall be entitled to rely on the Allocation Schedule, without any obligation to investigate or verify the accuracy or correctness thereof, and to make payments in accordance therewith and (y) in no event shall Parent, Merger Sub or, after the Effective Time, the Surviving Company, or any of their respective Affiliates, have any Liability to any Person (including the Equityholders’ Representative and each of the Equityholders) in connection with any claims relating to any alleged inaccuracy or miscalculations in, or otherwise relating to, the preparation of the Allocation Schedule and the allocation set forth therein or payments made by any Person (including Parent, Merger Sub, the Surviving Company, the Exchange Agent and their respective Affiliates) in accordance with the Allocation Schedule.
Section 2.09. Post-Closing Statement.
(a)No later than 45 days after the Company receives its Final Embargoed CMS Report for the calendar year 2021, Parent will prepare and deliver, or cause to be prepared and delivered, to the Equityholders’ Representative a statement setting forth Parent’s calculation of (1) Closing Cash, (2) Closing Indebtedness, (3) Closing Net Working Capital Adjustment and (4) Unpaid Transaction Expenses and, based on such amounts, Parent’s calculation of the Merger Consideration, the Merger Shares and the Cash Merger Consideration (the “Post-Closing Statement”). In the event Parent fails to timely deliver to the Equityholders’ Representative the Post-Closing Statement contemplated by the preceding sentence the Estimate Statement shall be deemed the Post-

Closing Statement and the dispute resolution procedure set forth in the remainder of this Section 2.09 shall apply, mutatis mutandis.
(b)If the Equityholders’ Representative disagrees with Parent’s calculation of any of the amounts set forth on the Post-Closing Statement, the Equityholders’ Representative may, within 30 days after receipt of the Post-Closing Statement, deliver a written notice to Parent disagreeing with such calculation(s) and setting forth the Equityholders’ Representative’s calculation of such amount(s). Any such notice of disagreement shall specify those items or amounts as to which the Equityholders’ Representative disagrees and its alternative calculations with respect to each item set forth on the Post-Closing Statement, and the Equityholders’ Representative shall be deemed to have agreed all other items and amounts contained in the Post-Closing Statement, which shall be final, binding and conclusive for all purposes hereunder. If the Equityholders’ Representative fails to deliver such a written notice within such 30-day period, the Equityholders’ Representative shall be deemed to have agreed to the Post-Closing Statement and items and amounts set forth therein, which shall be final, binding and conclusive for all purposes hereunder.
(c)If a notice of disagreement is duly delivered pursuant to Section 2.09(b), the Equityholders’ Representative and Parent shall, during the 45 days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the Final Amounts. If, after the expiration of such period or any mutually agreed extension thereof, the Equityholders’ Representative and Parent are unable to reach such agreement on all such items and amounts, they shall promptly thereafter submit the remaining disputed items to an independent accounting firm of nationally recognized standing as shall be mutually agreed upon in writing by Parent and the Equityholders’ Representative) (the “Accounting Referee”) for resolution. In making such determination, the Accounting Referee  shall consider only those items or amounts in the Post-Closing Statement as to which the Equityholders’ Representative has disagreed and which have not been resolved prior to submission to the Accounting Referee,  shall not be entitled to hold any hearings or take or order the taking of depositions or other testimony under oath and  with respect to each matter submitted to it, shall not resolve such matter in a manner that is more favorable to Parent than the Post-Closing Statement or more favorable to the Equityholders’ Representative than the notice of disagreement delivered pursuant to Section 2.09(b) and  shall not consider any proposals related to settlement of any disputed items made by any of the parties. The Accounting Referee is not authorized to, and shall not, make any other determination including  any determination with respect to any matter included in the Post-Closing Statement or the Equityholders’ Representative’s notice of disagreement that was not submitted for resolution to the Accounting Referee or  any determination as to compliance by the Company, any Equityholder, Parent, Merger Sub or the Surviving Company with any of its covenants in this Agreement. With respect to this transaction, neither Parent nor the Equityholders’ Representative shall make, and the Equityholders’ Representative shall prevent any Equityholders from making, any communications with the Accounting Referee to which the Equityholders’ Representative is not a party, in the case of communications by Parent, or Parent is not a party, in the case of communications by the Equityholders’ Representative or the Equityholders. Any disputes not within the scope of the disputes to be resolved by the Accounting Referee pursuant to this Section 2.09(c) (as well as any disputes about the scope of disputes to be resolved by the Accounting Referee pursuant to this Section 2.09(c)) shall be resolved pursuant to Section 12.07.
(d)The Accounting Referee shall deliver to the Equityholders’ Representative and Parent, as promptly as practicable and no later than 60 days after its appointment, a written report setting forth such determination which shall be final and binding upon the Equityholders’ Representative, the Equityholders and Parent, absent fraud or manifest error. The dispute resolution by the Accounting Referee under this Section 2.09 shall constitute an expert determination and shall not constitute an arbitration. The fees and expenses of the Accounting Referee shall initially be allocated one-half to Parent and one-half to the Equityholders’ Representative (on behalf of the Equityholders); provided, that such fees, costs and expenses of the Accounting Referee shall ultimately be allocated to Parent, on the one hand, and the Equityholders’ Representative, on the other hand, in the same proportion that the aggregate amount of the disputed item so submitted to the Accounting Referee that is successfully disputed by such party (as finally determined by the Accounting Referee) bears to the total amount of the disputed items submitted. For example, if the Equityholders’ Representative submits an adjustment of $1,000 for a specific item in the notice of disagreement, and if Parent contests only $500 of the amount claimed by the Equityholders’ Representative, and if the Accounting Referee ultimately resolves the dispute by awarding the Equityholders’ Representative $300 of the $500 contested, then the fees, costs and expenses of the Accounting Referee will be allocated 60% (i.e., 300/500) to Parent and 40% (i.e., 200/500) to the Equityholders’ Representative. Except as provided in this Section 2.09(d), all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Accounting Referee shall be borne by the party incurring such costs and expense. The process set forth in this Section 2.09(d) shall be the exclusive remedy of the parties for any disputes related to items reflected on the Post-Closing Statement or included in the calculation of the Closing Net Working Capital Adjustment.
Section 2.10. Adjustment of Consideration.  As soon as practicable (but in any event within five Business Days) after the final determination of the Final Amounts, the Equityholders’ Representative shall deliver to Parent an updated Allocation Schedule, which shall be updated solely to reflect the determination of the Final Amounts and shall otherwise include the same calculations and follow the same methodologies set forth on the initial Allocation Schedule. Such updated Allocation Schedule shall also include a calculation of the portion of any Underpayment Amount to which each Equityholder is entitled pursuant to Section 2.10(c) below, as applicable.
(b)The “Adjustment Amount”, which may be positive or negative, shall mean the Merger Consideration (as finally determined in accordance with Section 2.09(a), Section 2.09(c) or Section 2.09(d), as applicable) minus the Estimated Merger Consideration. The Adjustment Amount shall be paid in accordance with Section 2.10(c).
(c)Within five Business Days after the final determination of the Final Amounts:
(i)If the Adjustment Amount is a positive number or zero (such amount, the “Underpayment Amount”), then (A) Parent shall pay, or cause to be paid, to the Exchange Agent in trust for the benefit of the Equityholders entitled thereto and to the Company in trust for the benefit of the Optionholders entitled thereto, an amount in cash equal to the Underpayment Amount, and after receipt by the Exchange Agent and the Company, the Parent and Equityholders’ Representative shall cause the Exchange Agent to promptly pay to each Equityholder and the Company shall pay to each Optionholder such Equityholder’s and Optionholder’s entitlement to such amount, as calculated in accordance with the Allocation Schedule and (B) Parent and Equityholders’ Representative will deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to make payment of the Adjustment Escrow Funds from the

Adjustment Escrow Account, within three Business Days after the Post-Closing Statement becomes final and binding on the parties pursuant to this Section 2.10, to the Exchange Agent and the Company and, upon their receipt of such amounts, the Exchange Agent and the Company shall each pay the portion of such amounts payable by it to the Equityholders and Optionholders in accordance with the Allocation Schedule. Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate liability of Parent pursuant to this Section 2.10 shall in no event exceed $3,000,000.
(ii)If the Adjustment Amount is a negative number (the absolute value of such amount, the “Overpayment Amount”), then Parent and the Equityholders’ Representative will deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to make payment, within three Business Days after the Post-Closing Statement becomes final and binding on the parties pursuant to this Section 2.10, to Parent, in cash by wire transfer in immediately available funds of the Overpayment Amount from the Adjustment Escrow Funds in the Adjustment Escrow Account. In the event that the Overpayment Amount is less than the Adjustment Escrow Funds (such shortfall, the “Remaining Adjustment Escrow Funds”), Parent and the Equityholders’ Representative will simultaneously with delivery of the instructions described in the immediately foregoing sentence deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay the Remaining Adjustment Escrow Funds from the Adjustment Escrow Account in cash by wire transfer in immediately available funds to the Exchange Agent and the Company and, upon their receipt of such amounts, the Exchange Agent and the Company shall pay the portion of such amounts payable by it to the Equityholders and Optionholders in accordance with the Allocation Schedule. The Adjustment Escrow Funds shall be the sole and exclusive resource for any payments required to be made by the Equityholders pursuant to this Section 2.10, and in no event shall any of the Equityholders (or the Equityholders’ Representative) be responsible for, or required to pay Parent or any other Person under this Section 2.10, any amount in respect of the Overpayment Amount (if any).
(iii)Notwithstanding anything to the contrary herein, Parent shall not be required to make any payment or deliver any joint written instruction pursuant to this Section 2.10 until the Equityholders’ Representative delivers to Parent an updated Allocation Schedule reflecting any amount to be paid to the Exchange Agent, and each Equityholder’s entitlement thereto. For the avoidance of doubt, any amounts payable to the Exchange Agent or the Equityholders hereunder (including any Underpayment Amount) shall be made net of any Unpaid Transaction Expenses that arise as a result of the payment of such amounts.
(d) “Final Closing Cash,” “Final Unpaid Transaction Expenses”, “Final Closing Net Working Capital Adjustment” and “Final Closing Indebtedness” mean the Closing Cash, the Unpaid Transaction Expenses, Closing Net Working Capital Adjustment and Closing Indebtedness, in each case,  as shown in Parent’s calculation delivered pursuant to Section 2.09(a) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.09(b); or  if such a notice of disagreement is delivered,  as agreed by Parent and the Equityholders’ Representative pursuant to Section 2.09(c) or  in the absence of such agreement, as shown in the Accounting Referee’s determination delivered pursuant to Section 2.09(d) (absent fraud or manifest error).
(e)If it is finally determined in accordance with this Agreement that the Earn-Out Conditions have been satisfied in accordance with Section 2.13, no later than five

Business Days prior to the Earn-Out Release Date, the Equityholders’ Representative shall deliver to Parent an updated Allocation Schedule, which shall be updated solely to reflect the payment of the Earn-Out Payment and shall otherwise include the same calculations and follow the same methodologies set forth on the initial Allocation Schedule. Such updated Allocation Schedule shall also include a calculation of the portion of any Earn-Out Payment to which each Equityholder is entitled.
Section 2.11. Allocation Schedule. Notwithstanding anything herein to the contrary, for purposes of preparing and updating the Allocation Schedule (i) the Allocation Schedule shall be calculated in a manner such that, immediately after each payment to Equityholders contemplated by this Agreement, the aggregate amount so paid to each Equityholder as of such time is equal to the amount that would have been distributed to such Equityholder if an amount equal to the aggregate amount of all payments to Equityholders as of such time was distributed to the Equityholders in a Sale of the Company (as defined in the Investor Rights Agreement) and (ii) each Dissenting Share shall be deemed to be outstanding.
Section 2.12. Payment of Transaction Expenses and Indebtedness.
(a)No later than five Business Days prior to the Closing Date, the Company shall deliver to Parent reasonably satisfactory documentation setting forth an itemized list of all, and amounts of all, Transaction Expenses, including the identity of each payee, dollar amounts owed, wire transfer instructions and any other information necessary to effect the final payment in full thereof, and copies of final invoices executed by each such payee acknowledging the invoiced amounts as full and final payment for all services rendered to the Company Group (the “Transaction Expenses Payoff Instructions”), and all such Transaction Expenses shall be paid pursuant to the Transaction Expenses Payoff Instructions at the Closing.
(b)No later than five Business Days prior to the Closing Date, the Company shall deliver to Parent reasonably satisfactory documentation setting forth an itemized list of all, and amounts of all, Indebtedness, including the identity of each payee, dollar amounts owed, wire transfer instructions and any other information necessary to effect the final payment in full thereof, and payoff letters with respect to all such Indebtedness outstanding immediately prior to Closing, which payoff letters will include appropriate provisions on release of applicable Liens, set forth the aggregate outstanding Indebtedness thereunder as of immediately prior to the Closing, and otherwise be in a form reasonably acceptable to Parent.
Section 2.13. Earn-Out.
(a)As additional consideration to the Equityholders, the Equityholders may be entitled to receive an additional cash payment of up to $50,000,000 (the “Earn-Out Payment”) as set forth in this Section 2.13. The Earn-Out Payment, if any, shall be paid as and when required by Section 2.13(e) and shall be subject to the review and dispute procedures set forth in Section 2.13(d). In the event the Earn-Out Payment becomes due, Parent shall pay such Earn-Out Payment to the Equityholders pursuant to Section 2.13(e) and (f).
(b)For purposes of this Section 2.13:
(i)“Revenue” means revenue of the Company Group determined (x) net of contractual allowances, bad debt, discounts, credits, rebates, or refunds, and excluding any revenue associated with the Company ACO shared savings revenue for the 2021 performance year and (y) in accordance with GAAP consistent with the Company’s past practices.
(ii)“Bookings Target” means 150,000 new lives attributed to the Company’s existing Basic and Enhanced ACO service offerings for the Medicare Shared Savings Program.
(c)Within 45 days after the Company receives its Final Embargoed CMS Report for the calendar year 2022, Parent shall deliver to the Equityholders’ Representative a statement (the “Earn-Out Statement”) setting forth (i) the amount of Revenue of the Company Group for the calendar year 2022 (the “2022 Revenue”) and (ii) the percentage of the Bookings Target achieved by the Company Group for the calendar year 2022 (the “2022 Bookings Target”).
(d)Following delivery of the Earn-Out Statement, Parent shall (x) provide the Equityholders’ Representative and its representatives with reasonable access during normal business hours, and upon reasonable notice, to the books and records (including work papers) of Parent and/or the Company that were used in the preparation of the Earn-Out Statement, (y) reasonably cooperate with the Equityholders’ Representative and its representatives in connection with such review, including providing on a timely basis all other information necessary in connection with such review as is reasonably requested by the Equityholders’ Representative or its representatives, in each case, subject to execution of customary access letters. During the 30-day period following Parent’s delivery of the Earn-Out Statement, the Equityholders’ Representative may object (in good faith) to any of the calculations and determinations contained in the Earn-Out Statement by delivering written notice thereof to Parent (an “Earn-Out Statement Objection Notice”) describing such objection and the Equityholders’ Representative’s alternative calculation and the basis therefor in reasonable detail with supporting documentation. If no Earn-Out Statement Objection Notice is duly delivered to Parent within such 30-day period or if the Equityholders’ Representative delivers to Parent a notice of acceptance of the Earn-Out Statement, the Equityholders’ Representative shall no longer be entitled to challenge the Earn-Out Statement or any of the calculations or determinations contained therein, all of which shall become final and binding on the parties. If an Earn-Out Statement Objection Notice is timely received, Parent and the Equityholders’ Representative shall use commercially reasonable efforts to resolve the dispute during the 30-day period commencing on the date Parent receives the Earn-Out Statement Objection Notice from the Equityholders’ Representative. The Earn-Out Statement Objection Notice shall specify the Equityholders’ Representative’s calculation of any disputed amounts and the Equityholders’ Representative’s grounds for such disagreement in reasonable detail. Any item set forth in the Earn-Out Statement and not objected to in the Earn-Out Statement Objection Notice shall be final and binding on the parties. If Parent and the Equityholders’ Representative are unable to reach agreement within 30 days after an Earn-Out Statement Objection Notice has been duly received, Parent and the Equityholders’ Representative shall submit all unresolved objections contained in the Earn-Out Statement Objection Notice to the Accounting Referee. The Accounting Referee will be directed to review such items in accordance with the dispute resolution procedures set forth in Section 2.09(c) as if they applied to the resolution of such objections, mutatis mutandis, and to make a determination of such objections. The resolution of the dispute by the Accounting Referee will be final and binding on the parties, absent fraud or manifest error. The fees and expenses of the Accounting Referee shall initially be allocated one-half to Parent and one-half to the Equityholders’ Representative (on behalf of the Equityholders); provided, that such fees, costs and expenses of the Accounting Referee shall ultimately be allocated to Parent, on the one hand, and the Equityholders’ Representative, on the other hand, in the same proportion that the aggregate amount of the disputed item so submitted to the Accounting Referee that is successfully disputed by such party (as finally determined by the Accounting Referee) bears to the total amount of the disputed items submitted. For example, if the Equityholders’ Representative submits an adjustment of $1,000 for a specific item in the Earn-Out Statement Objection Notice, and if Parent contests only $500 of the amount claimed by the Equityholders’ Representative, and if the Accounting Referee ultimately resolves the dispute by awarding the Equityholders’ Representative $300 of the $500 contested, then the fees, costs and expenses of the Accounting Referee will be allocated 60% (i.e., 300/500) to Parent and 40% (i.e., 200/500) to the Equityholders’ Representative. Except as provided in this Section 2.13(d), all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Accounting Referee shall be borne by the party incurring such costs and expense.
(e)If (i) the 2022 Bookings Target as set forth in the Earn-Out Statement or, if applicable, as determined pursuant to the process set forth in Section 2.13(d) is equal to or greater than 100% and (ii) the 2022 Revenue is equal to or greater than $46,700,000 (together, the “Earn-Out Conditions”), Parent shall pay to the Exchange Agent (for payment to the Equityholders), in accordance with Section 2.13(f), the Earn-Out Payment which shall be in an amount equal to (A) $25,000,000, plus (B) $25,000,000 multiplied by a fraction (x) the numerator of which is the 2022 Revenue minus $46,740,000 and (y) the denominator of which is $2,460,000 provided that in no event shall the Earn-Out Payment be greater than $50,000,000. If either of the Earn-Out Conditions is not met, the Earn-Out Payment shall be zero.
(f)Any amounts payable under this Section 2.13 shall be paid no later than 30 days following the final determination of the 2022 Revenue that triggers a payment to the Exchange Agent and the Company for payment to the Equityholders and Optionholders pursuant to this Section 2.13, as applicable (the “Earn-Out Release Date”), by wire transfer in the form of immediately available funds, in accordance with Allocation Schedule delivered pursuant to Section 2.10(e). Notwithstanding anything to the contrary herein, Parent shall not be required to make any payment pursuant to this Section 2.13 until the Equityholders’ Representative delivers to Parent and Exchange Agent an Allocation Schedule pursuant to Section 2.13(e).
(g)Following the Closing Date, Parent will act in good faith with respect to this Section 2.13 and will not take or refrain from taking any action in bad faith with respect to the Company or its Subsidiaries with the intent of reducing the Earn-Out Payment. Parent agrees that prior to January 1, 2023, without the prior written consent of the Equityholders’ Representative, such consent not to be unreasonably withheld, (i) the Company and its Subsidiaries shall remain direct or indirect subsidiaries of Parent, (ii) Parent will maintain separate books and records of account of the Company and its Subsidiaries and such books and records may be inspected by the Equityholders’ Representative and its representatives at such times as mutually agreed to by Parent and the Equityholders’ Representative and in such a manner as to not interfere unreasonably with the conduct of the business of Parent and its Subsidiaries, (iii) all transactions between Parent (and its Affiliates) and the Company and its Subsidiaries shall be on material terms not less favorable, in the aggregate, than those that could be obtained from an unaffiliated third party, if applicable, (iv) Parent and its Affiliates shall not combine, merge, consolidate, liquidate the Company or its Subsidiaries or, except in the ordinary course of business, sell or otherwise dispose of the Company’s or its Subsidiaries’ assets, (v) Parent and its Affiliates shall use commercially reasonable efforts to provide to the Company and its Subsidiaries working capital, financial and operational support consistent with the Company’s Health Financial Model set forth on Section 2.13(g) of the Company Disclosure Schedules; and (vi) Parent and its Affiliates shall not divert away any Company Group employees from the Company Group’s operations in a manner which would have the effect of materially restricting such employees’ ability to perform her or his Company duties.
Section 2.14. Withholding. Notwithstanding anything herein to the contrary, each of Parent, Merger Sub, the Surviving Company, the Exchange Agent and their Affiliates and agents shall be entitled to deduct and withhold from the consideration otherwise payable or deliverable to any Person pursuant to this Agreement or any other Transaction Document such amounts as it is required to deduct and withhold with respect to the making of such payment or delivery under any provision of federal, state, local or foreign Tax law; provided, that Parent and the Surviving Company shall use commercial reasonable efforts to provide the applicable Equityholder with reasonable notice prior to withholding any amounts pursuant to this Section 2.14 (other than withholding with respect to amounts treated as compensation for applicable Tax purposes or the failure of the Company to provide the certification required under Section 8.02(e)), and shall work in good faith with such Equityholder to minimize any such withheld amounts. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement and the other Transaction Documents as having been paid to the Person in respect of which such deduction and withholding was made.
Section 2.15. Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into, or exchanged for, a different number or class of shares by reason of any stock dividend, split, combination, subdivision or reclassification of shares, reorganization, recapitalization or other similar transaction, the Merger Consideration and the Allocation Schedule shall be appropriately adjusted to reflect the effects of such transaction.
Section 2.16. Qualified and Non-Qualified Investors. Notwithstanding anything herein to the contrary, each Equityholder shall, at least 10 Business Days prior to the Closing Date, (i) provide a written certification to Parent (in the form provided by Parent) that such holder is an Accredited Investor, along with other evidence reasonably satisfactory to Parent that such holder is an Accredited Investor (including, at Parent’s election, a letter from such holder’s independent certified public accountant certifying that such holder is an Accredited Investor and a completed “accredited investor” questionnaire in a form provided by Parent) or (ii) if such holder is unable to provide the written certification referred to in clause (i), such holder shall provide a written certification to Parent that such holder is not an Accredited Investor (any such holder with respect to whom the Company has a current Form W-2 evidencing that such holder is an Accredited Investor or that has provided the written certification referred to in the foregoing clause (i), a “Qualified Investor”, and any such holder with respect to whom the Company does not have such a Form W-2 and that has provided the written certification referred to in the foregoing clause (ii) (or has failed to provide any such written certification), a “Non-Qualified Investor”). For the avoidance of doubt, the intent of the parties and this Agreement is that, (i) with respect to each Non-Qualified Investor, the number of Merger Shares to which such Non-Qualified Investor would otherwise be entitled in respect of the Merger Consideration shall be reduced to zero, (ii) the amount of cash to which such Non-Qualified Investor would otherwise be entitled in respect of the Cash Merger Consideration shall be increased by an amount equal to the number of Merger Shares contemplated by the preceding clause (i) multiplied by the Stock Price, (iii) the number of Merger Shares that would otherwise be issued to the Non-Qualified Investor shall instead be issued to the Qualified Investors pro-rata in accordance with the Allocation Schedule and (iv) the amount of cash to which the Qualified Investors would otherwise be entitled in respect of the Cash Merger Consideration shall be decreased by an amount equal to the number of Merger Shares contemplated by the preceding clause (iii) multiplied by the Stock Price.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 12.03, except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date that:
Section 3.01. Existence and Power.
(a)The Company is an entity duly formed, validly existing and (where applicable) in good standing under the laws of Delaware, and the Company has all organizational power and authority to own or lease its properties and to conduct its business as now conducted and as currently contemplated to be conducted. The Company is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to be, individually or in the aggregate, material to the Company. The Company has not been dissolved or declared bankrupt, nor has a corporate resolution to dissolve or to be declared bankrupt been adopted and, to the knowledge of the Company, no demands or requests for such dissolution or declaration are pending (before a Governmental Authority or otherwise). The Company has prior to the date hereof made available to Parent and Merger Sub true and complete copies of the Company’s Governing Documents as currently in effect. The Company is not in breach, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall not cause any breach of, the Company’s Governing Documents. Each jurisdiction where the Company is qualified to do business as a foreign entity is set forth on Section 3.01(a) of the Company Disclosure Schedule.
(b)Section 3.01(b) of the Company Disclosure Schedule lists, as of the date hereof, each of the Company’s Subsidiaries, including with respect to each the jurisdiction of organization, direct owner(s), outstanding securities and function in the structure of the Company Group. Other than the Subsidiaries listed on Section 3.01(b) of the Company Disclosure Schedule the Company does not own or control, directly or indirectly, any capital stock, equity interests, voting securities or other ownership interest in any Person, and the Company is not, directly or indirectly, a participant in any joint venture, partnership or similar arrangement. Each Subsidiary of the Company is an entity duly formed, validly existing and (where applicable) in good standing under the laws of the state of its organization, and has all organizational power and authority required to own or lease its properties and to conduct its business as now conducted and as currently contemplated to be conducted except as would not reasonably be expected to, individually or in the aggregate, be material to the Company Group. Each Subsidiary of the Company is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to be, individually or in the aggregate, material to the Company Group. The Company has prior to the date hereof made available to Parent and Merger Sub true and complete copies of each Subsidiary of the Company’s Governing Documents as currently in effect. The Company is not in breach, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall not cause any breach of, any of the Company’s Subsidiaries’ Governing Documents.
(c)All of the outstanding ownership interests of each of the Company’s Subsidiaries are owned by the Company, directly or indirectly, free and clear of any Lien, other than transfer restrictions under applicable securities laws Except as set forth in Section 3.01(c) of the Company Disclosure Schedules, and those held directly or indirectly by the Company, there are no issued or outstanding (A) ownership interests of any of the Company’s Subsidiaries, (B) securities of any of the Company’s Subsidiaries directly or indirectly convertible into or exchangeable for ownership interests Subsidiary, (C) appreciation, phantom, profit participation or similar rights with respect to the Company’s Subsidiaries or (D) warrants, calls, options or other rights to directly or indirectly acquire from any of the Company’s Subsidiaries, or other obligations of any such Subsidiary to issue, sell, redeem, purchase or otherwise cause to be outstanding any ownership interests or securities convertible into or exchangeable for ownership interests of such Subsidiary.
Section 3.02. Authorization. The execution, delivery of, and performance by the Company of its obligations under, this Agreement and the other Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, are within the Company’s corporate powers and have been duly and validly authorized and approved by all necessary corporate action on the part of the Company, as applicable. This Agreement has been (and each of the other Transaction Documents to which the Company is or will be a party) duly executed and delivered by the Company and constitutes (or will constitute when so executed) a valid and binding agreement of the Company enforceable against it in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). The Required Equityholder Vote is the only approval or consent of the Company or the holders of the Company’s capital stock or other equity necessary in connection with the execution and delivery of, or the performance by the Company of its obligations under, this Agreement and the other Transaction Documents to which it is or will be a party, or the consummation of the transactions contemplated hereby or thereby, and there are no votes, approvals, consents or other proceedings of the Equityholders (other than those that have been obtained prior to the execution of this Agreement) necessary in connection with the execution and delivery of, or the performance by the Company of its obligations under, this Agreement and the other Transaction Documents to which it is or will be a party, or the consummation of the transactions contemplated hereby or thereby (other than the filing and recordation of the Certificate of Merger and such other documents as are required by Delaware Law). The Board of Directors of the Company has unanimously  declared that the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents are advisable, fair to and in the best interests of the Company and its Equityholders,  approved this Agreement and the other Transaction Documents in accordance with the provisions of Delaware Law,  directed that this Agreement and the other Transaction Documents and the Merger and the other transactions contemplated hereby and thereby be submitted to the Equityholders for their adoption and approval by written consent and  resolved to recommend that the Equityholders vote in favor of the adoption of this Agreement and the other Transaction Documents and the approval of the Merger and the other transactions contemplated hereby and thereby. The Written Consent, when executed and delivered, shall constitute a valid, irrevocable and effective adoption of this Agreement and the other Transaction Documents by the Required Equityholder Vote in compliance with Applicable Law and the Company’s Governing Documents.

Section 3.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby require no consent, approval, authorization or permit of, or filing with or notification to, or other action in respect of, any Governmental Authority other than  the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 2.01(d) and Delaware Law,   filings required under the HSR Act and approvals listed in Section 3.03 of the Company Disclosure Schedule and  any actions or filings the absence of which, individually or in the aggregate, would not reasonably be expected to be material to the Company, or prevent, enjoin or materially delay the consummation of the transactions contemplated by, or the performance by the Company of its obligations under, this Agreement and the other Transaction Documents to which it is or is specified to be a party.
Section 3.04. Noncontravention. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is or is specified to be a party, and the consummation of the transactions contemplated hereby and thereby do not and will not  violate any provision of any Governing Document of any member of the Company Group,  assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law,  result in the creation or imposition of any Lien (other than Permitted Liens) on any material asset of the Company Group, or  require any consent from or other action by any Person under, constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a violation or material breach of, or give rise to (x) any right of termination, modification, cancellation, release of source code from escrow or acceleration of any right or obligation of the Company Group, (y) any payment obligations binding on the Company Group or (z) a loss of any benefit to which the Company Group is entitled under any provision of any Contract of the Company Group, with only such exceptions, in the case of clauses (b) through (d), as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, or prevent, enjoin or materially delay the consummation of the transactions contemplated by, or the performance by the Company of its obligations under, this Agreement and the other Transaction Documents to which it is or is specified to be a party.
Section 3.05. Capitalization.  (a) Section 3.05(a) of the Company Disclosure Schedule sets forth a true and complete list of (i) the record and beneficial owners of all outstanding shares of Company Common Stock, including the number of shares of each class and series of Company Common Stock, (ii) each outstanding Company Stock Option, including, as applicable, the name of the holder, date of grant, exercise price, expiration date, vesting schedule (including any accelerated vesting provisions), status as an “incentive stock option” or “nonqualified stock option” for purposes of Section 422 of the Code and the number of shares of Company Common Stock subject thereto and (iii) the record and beneficial owners of the Warrant, including the number of shares of each class and series of Company Common Stock subject thereto. Section 3.05(a) of the Company Disclosure Schedule sets forth a true and complete list of all other authorized, issued or outstanding Company Securities (as defined below) and the holders thereof. The Allocation Schedule (including any update thereto) is true and complete in all respects in accordance with the terms of this Agreement and the Company’s Governing Documents.
(b)All of the outstanding capital stock, equity interests, voting securities or other ownership interests in the Company have been duly authorized and validly issued, are fully paid and nonassessable, have not been issued in violation of Applicable Law or any preemptive rights, rights of first refusal or similar rights, and are owned by the Persons in the amounts set forth on Section 3.05(a) of the Company Disclosure Schedule, free and clear of any Lien or any other limitation or restriction (other than transfer restrictions under the Securities Act or applicable state law). Except as set forth in Section 3.05(a) of the Company Disclosure Schedule, there are no authorized, issued, reserved for issuance or outstanding  shares of capital stock, equity interests, voting securities or other ownership interests of the Company,  securities of the Company convertible into or exchangeable for shares of capital stock, equity interests, voting securities or other ownership interests of the Company or  options, warrants, restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or tracking units, incentive units or other similar securities or rights to acquire from the Company, or other obligation of the Company to issue, or rights relating to, any of the foregoing (the items in Sections 3.05(b)(i), 3.05(b)(ii) and 3.05(b)(iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities, and there are no voting trusts, shareholder or member agreements, pooling agreements, proxies or other Contracts in effect with respect to the voting or transfer of any Company Securities. Other than this Agreement, there are no agreements, plans or other instruments relating to the issuance, sale or transfer of any Company Securities.
(c)Each Company Stock Option (i) has been granted in compliance in all material respects with all applicable securities laws or exemptions therefrom and all requirements set forth in the applicable Company Stock Plan and other applicable Contracts, (ii) has been properly accounted for on the Balance Sheet, (iii) has an exercise price that is no less than the fair market value of the shares of Company Common Stock underlying such Company Stock Option on the grant date and (iv) does not constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code.
(d)No Subsidiary of the Company owns any shares of capital stock of the Company.
Section 3.06. Financial Statements. The audited consolidated balance sheets as of December 31, 2020 and December 31, 2019 and related consolidated audited statements of income, statements of stockholders’ equity and statements of cash flows for each year then ended, together with a copy of the auditor’s report thereon (together with the notes thereto, the “Annual Financial Statements”) and the unaudited consolidated balance sheet as of November 30, 2021 and the related unaudited consolidated income statement for the 11 months ended November 30, 2021 of the Company Group (together with the notices thereto, the “Stub Financial Statements”) fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company Group as of the dates thereof and its consolidated results of operations for the periods then ended. The Company has made available to Parent prior to the date hereof true and complete copies of each of the Annual Financial Statements and Stub Financial Statements.
Section 3.07. Absence of Certain Changes.
(a)Since the Balance Sheet Date, the business of the Company Group has been conducted in all material respects in the ordinary course consistent with past practice and there has not been a Company Material Adverse Effect.
(b)Since the close of business on the Balance Sheet Date, there has not been any action taken by the Company Group that, if taken during the period from the date of this Agreement through the Closing Date without Parent’s prior written consent, would constitute a breach of Section 5.01.
Section 3.08. No Undisclosed Material Liabilities. There are no Liabilities of any member of the Company Group of any kind whatsoever, other than:  liabilities expressly described and adequately reserved against in accordance with GAAP on the face of the Balance Sheet;  Liabilities arising since the Balance Sheet Date in the ordinary course of business (provided that in no event shall any material tortious, litigation, arbitration, violation of Applicable Law or breach of Contract be deemed to have been incurred in the ordinary course of business);  other Liabilities which, individually or in the aggregate, are not material to the Company Group, taken as a whole and (d) Liabilities to be included in the computation of Indebtedness outstanding as of immediately prior to the Closing, the Transaction Expenses or Closing Net Working Capital.
Section 3.09. Material Contracts.  (a) Section 3.09(a) of the Company Disclosure Schedule sets forth:
(i)all leases, subleases, licenses, sublicenses, easements and occupancy agreements for Leased Real Property set forth in Section 3.13(b) of the Company Disclosure Schedule;
(ii)all Contracts (1) with Material Customers, (2) with Material Suppliers, (3) involving aggregate consideration in excess of $250,000 in any single calendar year, or (4) imposing a financial obligation in excess of $250,000 upon any party more than one year from the date hereof;
(iii)any Contracts relating to the formation, creation, governance or control of any partnership, joint venture or other similar agreement or arrangement to which the Company Group is a party or otherwise holds any interest in;
(iv)any Contract (including letters of intent and excluding confidentiality and non-disclosure agreements) relating to any acquisition or disposition of any business of any Person (whether by merger, sale of stock, sale of assets or otherwise);
(v)any Contract relating to Indebtedness or that grants Liens over the assets of the Company Group;
(vi)any Contract relating to any loan or other extension of credit made by the Company Group;
(vii)any stockholders, investors rights, registration rights or similar Contract;
(viii)any Contract providing for the indemnification of any Person by the Company Group (other than pursuant to customer or vendor agreements entered into in the ordinary course of business);
(ix)any Contract that limits (or purports to limit) the freedom of the Company Group or any of its Affiliates (including, following the Closing, Parent and its Affiliates) to compete in any line of business or with any Person or in any area or which imposes exclusivity requirements (including “requirements”

obligations), non-competition obligations or non-solicitation obligations on the Company Group or any of its Affiliates (including, following the Closing, Parent and its Affiliates);
(x)any Contract that imposes minimum payment or purchase obligations (including “take-or-pay” provisions or “output” contracts), “most favored nations” or “most favored customer” status, rights of first or last offer obligations or similar preferential rights to purchase or acquire any Company Securities or securities of any other member of the Company Group or any asset, products or services of the Company Group;
(xi)any Contract involving interest rate, currency or commodities swaps, options, caps, collars, hedges or forward exchanges, or other similar agreements, regardless of whether entered into for the purposes of hedging, investment or otherwise;
(xii)any Contract (including “keep-well” Contracts) under which (A) any Person has directly or indirectly guaranteed Indebtedness or other Liabilities of the Company Group, or (B) the Company Group has directly or indirectly guaranteed Indebtedness or other Liabilities of any Person;
(xiii)any Contract which, after the Closing, would bind (or purport to bind) Parent or any of its Affiliates (other than the Company Group);
(xiv)any option, license, franchise or similar Contract that is material to the Company Group;
(xv)any agency, dealer, distributor, reseller, sales representative, marketing or other similar Contract that is material to the Company Group;
(xvi)any Contract (including license agreements, research agreements, development agreements, distribution agreements and settlement agreements) pursuant to which  the Company Group obtains any license, sublicense, right or authorization to use, or covenant not to be sued under, any Intellectual Property Right (other than any off-the-shelf shrinkwrap, clickwrap or similar license or sublicense for non-customized Software that is commercially available on nondiscriminatory pricing terms for an annual cost lower than $150,000) or  the Company Group grants any license, sublicense, right or authorization to use or covenant not to be sued under any Intellectual Property Right;
(xvii)any Contract (including escrow agreements) pursuant to which the Company Group has provided, or agreed to provide, any source code containing or embodying any Software included in the Owned Intellectual Property Rights, or provided any right or contingent right to such source code to any Person;
(xviii)any Contract providing for the sale, lease or license by the Company Group of materials, supplies, goods, services, Software, equipment or other assets in exchange for non-monetary consideration;
(xix)any Collective Bargaining Agreement;

(xx)any Contract with a Governmental Authority, including Contracts under which the Company Group is a sub-contractor;
(xxi) any Contract (including written employment agreements or written offer letters that provide for payments or benefits of more than $100,000 annually or which are not terminable on 60 or fewer days’ notice by the Company without liability for any material penalty or severance payment and agreements containing non-competition, non-solicitation, confidentiality or other service-related covenants) with any Company Service Provider or  any Contract with any current or former Company Service Provider that provides for retention, change in control, severance, transaction bonuses or similar payments or benefits for which outstanding obligations remain; and
(xxii)any Contract with an Accountable Care Organization.
(b)Each Contract disclosed (or required to be disclosed) in Section 3.09(a) of the Company Disclosure Schedule (each, a “Material Contract”) is a valid, binding and enforceable agreement of the Company Group and is in full force and effect, and neither the Company Group nor, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any Material Contract, and, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material breach or material event of default thereunder, or would result in the Company Group incurring any material Liability. True and complete copies of each written Material Contract (including, for clarity, any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, extension or renewals) have been made available to Parent prior to the date of this Agreement.
(c)Since the Balance Sheet Date, the Company has not received any written or, to the knowledge of the Company, oral indication of an intention to terminate (including a termination for convenience or for cause) or, in the case of a Material Contract related to an ongoing relationship in the ordinary course of business with the other party thereto, determination not to renew or extend on substantially similar terms, any Material Contract (including, for the avoidance of doubt, any purchase, sale or service order under any Material Contract) by any of the parties to any Material Contract. With respect to any Material Contract that, by its terms, would automatically renew or extend absent notice or other action by a party thereto, no such party has given any such written or, to the knowledge of the Company, oral notice or taken any such action. There is no material Action pending or, to the knowledge of the Company, threatened against the Company Group, any present or former officer or director of the Company Group, or any Person for whom the Company Group may be liable with respect to a Material Contract that is by or before (or that would be by or before) any Governmental Authority or arbitrator.
(d)Section 3.09(d) of the Company Disclosure Schedule sets forth a true and complete list of (i) the Company Group’s top ten customers for each of the two most recently completed calendar years and for the 12 month period ending on the date of the Balance Sheet Date, as calculated by gross dollar amount of sales (collectively, the “Material Customers”) and (ii) the Company Group’s top ten suppliers for each of the two most recent completed calendar years and for the 12 month period ending on the Balance Sheet Date, as calculated by gross dollar amount of purchases (collectively, the “Material Suppliers”, and, together with the Material Customers, the “Counterparties”). Since the Balance Sheet Date,  no Counterparty has materially reduced its purchases from or sales or provision of services to or from, or has materially delayed or interrupted purchases from or provision of sales or services to or from, the Company Group, as applicable, other than in the ordinary course of business consistent with past practice,  no Counterparty has, to the knowledge of the Company, threatened to cease or materially reduce its purchases from or sales or provision of services to or from the Company Group and  there have been no material disputes or controversies with any Counterparty.
Section 3.10. Tax Matters.
(a)All income and other material Tax Returns required to be filed by or on behalf of the Company Group have been timely filed, and such Tax Returns are true, complete and correct in all material respects. All Taxes owed by the Company Group (whether or not shown on any Tax Return) have been timely paid other than any Taxes properly accrued on the Balance Sheet.
(b)The Balance Sheet contains adequate accruals in accordance with GAAP for all Taxes payable by the Company Group through the Balance Sheet Date. Since the Balance Sheet Date, the Company Group has not incurred any Liability for Taxes outside of the ordinary course of business.
(c)The Company Group has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to an employee, independent contractor, creditor, customer, stockholder, or other party, and has complied in all material respects with all information reporting and backup withholding provisions of Applicable Law.
(d)No member of the Company Group has granted any extension or waiver of the statute of limitations period for the assessment or collection of any Taxes, which period (after giving effect to such extension or waiver) has not yet expired.
(e)There is no written claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to any member of the Company Group in respect of any Tax or Tax asset.
(f)Section 3.10(f) of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by any member of the Company Group. No written claim has been made by any Taxing Authority in a jurisdiction where a member of the Company Group does not file a particular type of Tax Return (or pay a particular type of Tax) that it is or may be required to file such type of Tax Return (or pay such type of Tax) in that jurisdiction.
(g)No member of the Company Group has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group consisting solely of members of the Company Group). No member of the Company Group has Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign law), as transferee or successor, by Contract or otherwise.
(h)No member of the Company Group has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.
(i)No member of the Company Group has constituted either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code in the two years prior to the date hereof.

(j) No member of the Company Group will be required to include any adjustment in taxable income for any Post-Closing Tax Period (or to exclude from taxable income in a Post-Closing Tax Period any deduction the recognition of which was accelerated from such Post-Closing Tax Period to a Pre-Closing Tax Period) under Section 481 of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting relating to any item reported for a Pre-Closing Tax Period,  no member of the Company Group will be required to include for a Post-Closing Tax Period an amount of taxable income as a result of (w) any prepaid amount, advance payments or deferred revenue received prior to the Closing, (x) any distribution in a Pre-Closing Tax Period from an entity that is fiscally transparent for Tax purposes, (y) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local Income Tax law), or (z) an installment sale, an open transaction or the application of the look-back method (as defined in Section 460(b) of the Code), and  there are no closing agreements under Section 7121 of the Code (or any similar provision of the Tax laws of any jurisdiction) with any Taxing Authority with regard to the determination of the Tax Liability of any member of the Company Group that will have continuing effect on any Tax period (or portion thereof) ending after the Closing Date.
(k)There are no Liens for Taxes upon any assets of any member of the Company Group other than Permitted Liens.
(l)No member of the Company Group has entered into any agreement or arrangement with any Governmental Authority with respect to Taxes affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.
(m)No member of the Company Group is a party to any Tax Sharing Agreement.
(n)No member of the Company Group is liable for Tax pursuant to Section 965 of the Code.
(o)No member of the Company Group has  deferred any Taxes under Section 2302 of the CARES Act,  claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act, as may be amended, or  applied for or received any loan under the Paycheck Protection Program under the CARES Act.
(p)The Company is not a party to any joint venture, partnership or other Contract or arrangement that could be treated as a partnership for U.S. federal income Tax purposes.
Section 3.11. Litigation. There is no Action pending or, to the knowledge of the Company, threatened against the Company Group or any Person for whom the Company Group may be liable or any of their respective properties, by or before (or that would be by or before) any Governmental Authority or arbitrator that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected, individually or in the aggregate, to be material to the Company Group, or that challenges or seeks to prevent, enjoin or materially delay the consummation of the transactions contemplated by, or the performance by the Company of its obligations under, this Agreement or the other Transaction Documents.
Section 3.12. Compliance with Laws and Court Orders.

(a)The Company Group is not in violation of, and has not since January 1, 2019 violated, and to the knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for violations that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group. There is no Order that is or would reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as whole, or that seeks to prevent, enjoin or materially delay the consummation of the transactions contemplated by, or the performance by the Company of its obligations under, this Agreement or the other Transaction Documents.
(b)The Company Group  has undertaken all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of the Company Group and its operations required by Title II, Subtitle F, of the federal Health Insurance Portability and Accountability Act of 1996 (Pub. Law 104 191) (“HIPAA”), and  is in material compliance with HIPAA and all rules and regulations promulgated thereunder, including the electronic data interchange regulations, the health care privacy regulations and the healthcare security regulations. The Company has not received written notice of, and there is no Action pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, there is no inquiry or investigation pending or threatened with respect to, any alleged breach or any other violation of HIPAA by the Company Group or their “workforce” (as defined under HIPAA). To the Company’s knowledge, no breach or other violation of HIPAA by the Company Group or their “workforce” or successful “security incident” (as defined in 45 C.F.R. § 164.304) has occurred with respect to “protected health information” (as defined in 45 C.F.R. § 160.103) in the possession or under the control of the Company Group.
(c)There is no Order or, to the knowledge of the Company, inquiry or investigation pending or, to the Company’s knowledge, threatened, with respect to:  the termination or suspension of the Company Group’s participation in any Federal Health Care Program because of alleged violations of or non-compliance with applicable Federal Health Care Program regulations or participation requirements;  the Company Group’s billing practices;  relationships with referral sources; or  any other material non-compliance with Health Care Laws.
Section 3.13. Properties.  (a) The Company Group does not own and has never owned any real property.
(b)Section 3.13(b) of the Company Disclosure Schedule sets forth a true and complete list of the address of each material parcel of real property subject to a lease, sublease, license, easement or occupancy agreement to which the Company Group is a party (the “Leased Real Property”) and a list of all such leases, subleases, licenses, easements and other occupancy agreements, including all amendments and supplements thereto and guaranties thereof (collectively, “Leases”). The Leased Real Property constitutes all of the material real property used, held for use or occupied by the Company Group in connection with the conduct of the business of the Company. No Leased Real Property is subleased by the Company Group to any third party, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group. The Company has made available to Parent true and complete copies of all Leases.
(c)The Company Group has good and marketable, indefeasible, fee simple title to, or, in the case of leased or licensed property and assets has valid and subsisting leasehold interests or licenses in, all property and assets (whether real, personal, tangible or intangible), reflected on the Balance Sheet or acquired after the Balance Sheet Date, and such property, assets and rights (together with the Permits held by the Company Group) constitute all the property, assets and rights used in and sufficient for the conduct the business of the Company Group as presently conducted and as currently contemplated to be conducted. None of such property, assets or rights is subject to any Lien, except Permitted Liens and any other Liens which arise in the ordinary course of business that are not material in amount and that do not materially detract from the value, materially impair or interfere with any present or intended use or otherwise materially and adversely affect the marketability of any such property or assets to which they relate.
Section 3.14. Intellectual Property. (a)  Section 3.14(a) of the Company Disclosure Schedule contains a true and complete list of all  issuances, registrations or applications for issuance or registration, specifying as to each such issuance, registration or application, as applicable,  the name or title of such item,  the owner of such item,  each jurisdiction in which such item is issued or registered or in which any application for issuance or registration has been filed,  the respective issuance, registration, or application number of such item and  the date of application and issuance or registration of such item,  unregistered trademarks and unfiled patent applications and  Software; in each case of the foregoing clauses (i), (ii) and (iii), included in the Owned Intellectual Property Rights.
(b)The Company and its Subsidiaries own or have a valid, enforceable and sufficient right and license to use all Intellectual Property Rights used or held for use in, or otherwise necessary for, the conduct and capabilities of the businesses of the Company and its Subsidiaries as currently conducted. The consummation of the transactions contemplated by this Agreement will not  alter, encumber, impair or extinguish any Owned Intellectual Property Rights or any of the Company’s or its Subsidiaries’ rights under any Licensed Intellectual Property Rights or  encumber any of the Intellectual Property Rights licensed or owned by Parent. There exist no restrictions on the disclosure, use, license or transfer of any of the Owned Intellectual Property Rights or any Licensed Intellectual Property Rights exclusively licensed to the Company or any of its Subsidiaries.
(c)The Company and its Subsidiaries have not infringed, misappropriated or otherwise violated, or are not infringing, misappropriating or otherwise violating, any Intellectual Property Right of any Person and the businesses of the Company and its Subsidiaries as currently contemplated to be conducted will not infringe, misappropriate or otherwise violate any Intellectual Property Right of any Person. There is no Action pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries or any present or former officer, director, employees, representatives, consultants, contractors and agents of the Company or its Subsidiaries  based upon, or challenging or seeking to deny or restrict, the rights of the Company or its Subsidiaries in any of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or challenging the inventorship, validity or enforceability of any Owned Intellectual Property Rights or Licensed Intellectual Property Rights,  alleging that the use of any of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or any products or services provided or processes used by the Company or any Subsidiary do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any Person or  alleging that the Company or any of its Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property Right of any Person. To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right or Licensed Intellectual Property Right (including any of the Company’s or its Subsidiaries’ rights therein).
(d)None of the Owned Intellectual Property Rights and, to the knowledge of the Company, Licensed Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, and all Owned Intellectual Property Rights and the Company’s or its Subsidiaries’ rights under all Licensed Intellectual Property Rights are valid, subsisting and enforceable. The Company and its Subsidiaries are the sole and exclusive owners of all Owned Intellectual Property Rights and hold all right, title and interest in and to all Owned Intellectual Property Rights and hold its rights under all Licensed Intellectual Property Rights, free and clear of any Lien (other than Permitted Liens).
(e)The Company and its Subsidiaries have taken commercially reasonable actions necessary to maintain, protect and enforce all of the Owned Intellectual Property Rights and its rights in all of the Licensed Intellectual Property Rights, including payment of applicable maintenance fees. The Company and its Subsidiaries have taken all steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property Rights that are of a confidential nature (including all trade secrets, know-how and source code for Software), and used or held for use in the business or operation of the Company and its Subsidiaries as currently conducted. No such Intellectual Property Rights (including all trade secrets, know-how and source code for Software) have been disclosed other than to employees, representatives, consultants, contractors and agents of the Company or any Subsidiary, all of whom are bound by written, binding, valid and enforceable confidentiality agreements. The Company and its Subsidiaries have not suffered any breaches or violations of any such confidentiality agreements that have resulted in the unauthorized disclosure of or loss of any such confidential Intellectual Property Rights (including all source code for Software).
(f)All current and former founders, employees, representatives, consultants, contractors and agents of the Company and its Subsidiaries that were or are involved in the development, creation, invention or reduction to practice of any Intellectual Property Rights for or on behalf of the Company and its Subsidiaries have executed a written, binding, valid and enforceable agreement with the Company and its Subsidiaries pursuant to which such founder, employee, representative, consultant, contractor or agent presently assigns to the Company sole and exclusive ownership interest and any and all other rights such Person may have in and to any and all such Intellectual Property Rights and, to the knowledge of the Company, no such agreement has been breached or violated. To the extent that any Intellectual Property Right has been developed or created by a third party (including any current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries) for the Company or any of its Subsidiaries, the Company or one of its Subsidiaries, as the case may be, has a written agreement with such third party with respect thereto, and the Company or one of its Subsidiaries thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a valid right to exploit, sufficient for the conduct of its business as currently conducted or proposed to be conducted, such Intellectual Property Right.
(g)No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Intellectual Property Rights included in the Owned Intellectual Property Rights or any exclusively licensed Licensed Intellectual Property Rights. To the knowledge of the Company, no current or former employee, consultant or independent contractor, who was involved in, or who contributed to, the creation or development of any Intellectual Property Rights included in the Owned Intellectual Property Rights or any exclusively licensed Licensed Intellectual Property Rights, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also involved in, or who contributing to, the creation or development of any Intellectual Property Rights included in the Owned Intellectual Property Rights or any exclusively licensed Licensed Intellectual Property Rights.
(h)Section 3.14(h) of the Company Disclosure Schedule contains a true and complete list of all Open Source Software, used by or on behalf of the Company and its Subsidiaries in any way, and describes the manner in which such Open Source Software is used. Such description shall include  the name of the Open Source Software component,  the name of the applicable open source license,  version number and provenance,  identification of which, if any, of the Company’s and its Subsidiaries’ product or service in which such Open Source Software is incorporated or linked to, and  whether such Open Source Software component has been modified. The Company and its Subsidiaries and the operation of the businesses of the Company and its Subsidiaries, including the use and distribution of products and services by or on behalf of the Company and its Subsidiaries and all use by the Company and its Subsidiaries of any Open Source Software, are in material compliance with the terms and conditions of all licenses for the Open Source Software. None of the Software included in the Owned Intellectual Property Rights or otherwise distributed by the Company and its Subsidiaries contain any Software that is licensed under any terms or conditions that require that any Software included in the Owned Intellectual Property Rights be  made available or distributed in source code form,  licensed for the purpose of making derivative works,  licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or  redistributable at no charge.
(i)There are no material defects in any of the Software included in the Owned Intellectual Property Rights or otherwise distributed by the Company and its Subsidiaries that would prevent such Software from performing in accordance with its user specifications. To the knowledge of the Company, (A) none of the Software included in the Owned Intellectual Property Rights or Licensed Intellectual Property Rights contains any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware and (B) there are no viruses, worms, Trojan horses, bombs, backdoors, clocks, timers or similar harmful, malicious or hidden programs (including, without limitation, programs which can cause software to be erased, inoperable, or otherwise incapable of being used, either automatically or upon command by any person), in any such Software. It is the practice of Company and its Subsidiaries to scan with commercially available virus scan software the Software used in the business of the Company and its Subsidiaries as currently conducted that are capable of being scanned for viruses. All Software included in the Owned Intellectual Property Rights or Licensed Intellectual Property Rights and such Software’s combination, operation, use, implementation, and distribution as currently contemplated in the conduct of the business of the Company and its Subsidiaries are in material compliance with all Applicable Laws.
(j)No Person other than the Company or its Subsidiaries possess any current or contingent rights to any source code that is part of the Owned Intellectual Property Rights.
(k)The Company has used commercially reasonable efforts to protect the confidentiality of the source code and system documentation relating to the material Software included in the Owned Intellectual Property Rights and such source code and system documentation has been disclosed by the Company and its Subsidiaries only to (i) those of its employees and contractors who have a “need to know” the contents thereof in connection with the performance of their duties to the Company and its Subsidiaries and who have executed nondisclosure agreements with the Company and its Subsidiaries substantially in the form previously furnished to Parent; and (ii) those third parties who have executed nondisclosure agreements with the Company and its Subsidiaries.
(l)The IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their businesses as currently conducted. The Company and its Subsidiaries have taken reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable  data backup,  disaster avoidance and recovery procedures,  business continuity procedures and  encryption and other security protocol technology. There has been no unauthorized use, access, interruption, modification or corruption of any of the IT Assets (or any of the information or transactions stored or contained therein or transmitted thereby).
Section 3.15. Data Privacy and Security.
(a)The Company and its Subsidiaries have developed, implemented and maintained a written Data Protection Program that is materially in compliance with all Privacy Requirements. The Company and its Subsidiaries have not experienced any Security Incident. No Person has brought, or to the knowledge of the Company, otherwise threatened, any Action against the Company or any of its Subsidiaries in relation to any actual or alleged Security Incident or violation or breach of any Privacy Requirement.
(b)The Company and its Subsidiaries have at all times complied with all Privacy Requirements with respect to the Processing of Personally Identifiable Information and other data, and have taken commercially reasonable steps designed to ensure that such Personally Identifiable Information and other data is protected against loss and against unauthorized access, use, modification, disclosure or other misuse, to which there has been no unauthorized access to or other misuse. Neither the Company nor any of its Subsidiaries have been subject to an Order of, or have received a notice from, a Governmental Authority regarding actual or alleged non-compliance with or violation of any Privacy Requirement. The Company and its Subsidiaries have taken commercially reasonable steps designed to ensure that all such employees, representatives, consultants, contractors and agents with the right to access such Company PII are under written obligations of confidentiality with respect to such Company PII.
(c)Each of the Company’s and its Subsidiaries’ third-party data suppliers, vendors, and partners that Process any Company PII or other Personally Identifiable Information on behalf of the Company and its Subsidiaries are in compliance in all material respects with the Privacy Requirements and there have been no unauthorized or illegal Processing, or other breach, violation or default (or event that, with or without the giving of notice or lapse of time, would constitute a breach, violation or default) by any such supplier, vendor or other partner of any Privacy Requirements. No circumstances have arisen in which the Privacy Requirements would require or recommend the Company or its Subsidiaries to notify any Governmental Authority of any Security Incident.
(d)The Company and its Subsidiaries have not used any data derived or aggregated from any Personally Identifiable Information received from or otherwise

Processed on behalf of any Person in any way that would constitute a breach, violation or default of any Contract to which the Company or its Subsidiaries, as the case may be, is bound.
(e)The consummation of transactions contemplated by this Agreement and the other Transaction Documents will not breach or otherwise cause any violation of any Privacy Requirement.
Section 3.16. Insurance Coverage. A true and complete list of all insurance policies and fidelity bonds held by the Company Group and their Affiliates or relating to the assets, business, operations, employees, officers or directors of the Company Group, as well as the three-year loss runs under such policies and bonds is set forth on Section 3.16 of the Company Disclosure Schedule (the “Company Insurance Policies”), and true and complete copies thereof have been made available to Parent prior to the date hereof. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect,  there are no claims by the Company Group pending under any Company Insurance Policy as to which coverage has been denied or disputed by the underwriters of such Company Insurance Policies or in respect of which such underwriters have reserved their rights,  all premiums due and payable under all Company Insurance Policies have been timely paid in full and  the Company Group is not in material default under any such policy or bond and, to the Company’s knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would permit termination or modification of such policy or bond.
Section 3.17. Licenses and Permits.  (a) Section 3.17 of the Company Disclosure Schedule sets forth the material Permits held by the Company Group, together with the name of the Governmental Authority issuing such Permit. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group,  the Permits are valid and in full force and effect and  the Company Group is in compliance with, and has fulfilled and performed all of its obligations with respect to the Permits held by it.
(b)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, the Company Group is not in default under, and since January 1, 2019, the Company Group has not been in default under, any Permit held or required to be held by it and none of such Permits have been terminated, impaired or have been terminable, in whole or in part, due to the actions or inactions of the Company Group (except for terminations or impairments occurring as a result of the expiration of such Permits solely due to lapse of time in accordance with the terms thereof).
(c)The Company Group has filed all reports and paid all fees, assessments, and contributions required by the Permits and Applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2019, no written notices have been received by the Company Group alleging the failure to hold any material Permit required to be held by the Company Group to conduct its businesses or own its assets. No material Permit is subject to  any material conditions or requirements that have not been imposed generally upon permits of the same type and  any pending regulatory proceeding or judicial review before a Governmental Authority seeking to suspend, revoke, cancel or adversely modify such Permit.
Section 3.18. Finders’ Fees. No investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents by reason of any action taken by the Company prior to the Effective Time.
Section 3.19. Environmental Matters. Except as disclosed in Section 3.19 of the Company Disclosure Schedule and as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect: (i) no written, or to the knowledge of the Company, oral notice, Order, request for information, complaint, citation or penalty has been received by the Company Group with respect to any Environmental Law or Hazardous Substance; and (ii) there has been no Environmental Release of, any Hazardous Substance (a) by or on behalf of, or (b) at, on, to, from, under or otherwise affecting any property or facility now or previously owned, leased or operated by, or property or facility to which any Hazardous Substance has been transported by or on behalf of, in each case of (a) and (b), the Company Group (or any of its predecessors).
Section 3.20. Employees and Labor Matters.  (a) Section 3.20(a) of the Company Disclosure Schedule sets forth, as of the date hereof, for each Company Employee, such employee’s name, employer, title, hire date, location, whether full- or part-time, whether active or on leave (and, if on leave, the nature of the leave and the expected return date), whether exempt from the Fair Labor Standards Act, annual salary or hourly wage rate, most recent annual bonus received and current annual bonus opportunity. Five days prior to the Closing Date, the Company will provide Parent with a revised version of Schedule 3.20(a), updated as of the most recent practicable date.
(b)To the knowledge of the Company, no Company Employee has indicated to any member of the Company Group that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date.
(c)The Company Group is, and since January 1, 2019 has been, in compliance in all material respects with all Applicable Laws relating to labor and employment, including those relating to labor-management relations, wages, hours, overtime, classification of employees (including with respect to the Fair Labor Standards Act and applicable state law), discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes. Since January 1, 2019, there has not been any Action relating to, or, to the knowledge of the Company, allegation of or relating to, sex-based discrimination, sexual harassment or sexual misconduct, in each case involving any member of the Company Group or any current or former Company Service Provider, nor has there been, to the knowledge of the Company, any settlements or similar out-of-court or pre-litigation arrangement relating to any such matters, nor, to the knowledge of the Company, has any such action been threatened.
(d)No member of the Company Group is or has been a party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement, and, to the Company’s knowledge, there has not been any organizational campaign, petition, or other unionization activity seeking recognition of a collective bargaining unit relating to any Company Employee. There is no, and since January 1, 2019 there has not been any, labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Company’s knowledge, threatened against or affecting any member of the Company Group. No member of the Company Group is or, since January 1, 2019 has been, a party to or subject to any Action before any Governmental Authority regarding any current or former Company Service Provider nor, to the knowledge of the Company, is any such action threatened against any member of the Company Group. The consent or consultation of any labor or trade union, works council or other employee representative body is not required for the Company Group to enter into this Agreement or to consummate any of the transactions contemplated hereby.
(e)The Company Group is, and has been since January 1, 2019, in compliance with WARN and has no material Liabilities or other obligations thereunder. Within the past 12 months, no member of the Company Group has implemented any employee layoff that has implicated WARN, and no such actions will be implemented by any member of the Company Group prior to the Closing Date without the consent of Parent.
(f)Each current or former Company Service Provider who is or was at any time in the last six years classified by the Company as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of Applicable Law, taxation and Tax reporting and under any Employee Plan) is currently or was within the past six years, as applicable, properly so characterized in all material respects.
Section 3.21. Employee Benefits.  Section 3.21(a) of the Company Disclosure Schedule sets forth each Employee Plan. Prior to the date hereof, the Company has made available to Parent in the virtual data room a true and complete copy of each Employee Plan (or a description, of any material unwritten plan) and all amendments thereto and, as applicable,  all related trust agreements, insurance Contracts or other funding arrangements and amendments thereto,  the current prospectus or summary plan description and all related summaries of material modifications,  the most recent annual report (Form 5500) and accompanying schedules and attachments thereto for the most recently completed plan year,  the most recent favorable determination or opinion letter from the IRS,  the most recently prepared actuarial reports and financial statements,  all material documents and correspondence relating thereto received from or provided to the IRS, the Department of Labor, the PBGC or any Governmental Authority during the past three years and  all current employee handbooks, manuals and policies.
(a)No member of the Company Group nor any of their respective ERISA Affiliates sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has in the past six years sponsored, maintained, administered or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect material Liability with respect to, any plan subject to Title IV of ERISA, including any Multiemployer Plan.
(b)With respect to any Employee Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused within the past six years or would be reasonably be expected to cause any member of the Company Group to incur any material Liability under ERISA or the Code.
(c)No member of the Company Group has any current or projected Liability for, and no Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Company Service Provider (other than coverage mandated by Applicable Law, including COBRA).
(d)Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received (or is entitled to rely upon) a favorable determination, advisory or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired and, to the Company’s knowledge, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being reissued or a material penalty under the IRS Closing Agreement Program if discovered during an IRS audit or investigation. Each trust created under any such Employee Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation.
(e)Each Employee Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in compliance with such requirements in all material respects with, and the Company has complied in practice and operation in all material respects with, all applicable requirements of Section 409A of the Code.
(f)Each Employee Plan has been maintained in the past six years in the past six years in material compliance with its terms and all Applicable Law, including ERISA and the Code. No material action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or, to the knowledge of the Company, involves or is threatened against or threatened to involve, any Employee Plan before any court or arbitrator or any Governmental Authority, including the IRS, the Department of Labor or the PBGC.
(g)All contributions, premiums and payments that are due in the past six years have been made for each Employee Plan within the time periods prescribed by the terms of such plan and Applicable Law, and all contributions, premiums and payments for any period ending on or before the Closing Date that are not due are properly accrued to the extent required to be accrued under applicable accounting principles.
(h)Except as provided in Section 3.21(h) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will  entitle any current or former Company Service Provider to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, enhance any benefits or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Plan, except as required by Applicable Law, or  limit the right of any member of the Company Group or, after the Closing, Parent, the Surviving Company or any of their respective Affiliates, to merge, amend or terminate any Employee Plan in accordance with its terms and Applicable Law. No Employee Plan, individually or collectively, would reasonably be expected to result in the payment of any amount that would not be deductible under Section 280G of the Code.
(i)Other than as necessary to comply with Applicable Law, there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. To the Company’s knowledge, no events have occurred with respect to any Employee Plan that would reasonably be expected to result in the assessment of any material excise tax against any member of the Company Group.

(j)No member of the Company Group has a material obligation to gross-up, indemnify or otherwise reimburse any current or former Company Service Provider for any Tax incurred by such Company Service Provider, including any such obligation for any Tax incurred by such Company Service Provider under Section 409A or 4999 of the Code.
Section 3.22. Affiliate Transactions. Other than this Agreement, the other Transaction Documents, ordinary course agreements incident to the employment of any Equityholder by the Company and as otherwise set forth on Section 3.22 of the Company Disclosure Schedule, none of the Equityholders or any directors, officers, employees, or Affiliates of the Company Group (or any immediate family member of any such director, officer, or employee)  is, or has in the past five years been, a party to or otherwise involved, directly or indirectly, in any Contract, transaction or other business dealing with, provides any services to, is owed any money other obligation by or owes any money or other obligation to the Company Group (other than in connection with employment, severance or other similar arrangements with directors, officers or employees of the Company Group),  directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is used by the Company Group,  licenses Intellectual Property Rights (either to or from the Company Group),  is indebted to or, in the past five years, has borrowed money from or lent money to, the Company Group,  owns, directly or indirectly, any material property, asset or right (whether tangible or intangible) that is, has been or is currently planned to be used by the Company Group or  is the beneficiary of any management or other fees paid by the Company Group (any Contract related to the arrangements described in clauses (i) through (vi) hereof, including any such agreements listed (or required to be listed) on Section 3.22 of the Company Disclosure Schedule, an “Affiliate Contract”).
Section 3.23. Foreign Corrupt Payments; Sanctions; Export Control.
(a)The Company Group and its directors, officers, employees, and, to the Company’s knowledge, their respective agents, representatives and other persons acting on their behalf, are now and have been for the past five years in compliance with the U.S. Foreign Corrupt Practices Act of 1977 and all other applicable Laws relating to anti-bribery and anti-corruption, Sanctions (as defined below) and export controls.
(b)None of the Company Group or any of its directors, officers, employees or agents is a Person that is, or is owned or controlled by Persons that are: (i) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”) or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (currently, Cuba, Crimea, Iran, North Korea, and Syria). For the past five years, the Company Group has not engaged in, and is not now engaged in, directly or indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions.
Section 3.24. Sufficiency of Assets. The Company Group owns or has the right to use all of the assets, personnel, properties and rights that are or have been used by the Company Group in the prior 12-month period, and such assets are sufficient to conduct the business of the Company Group in substantially the same manner in all material respects as conducted during the prior 12-month period; provided that no representation or warranty is made pursuant to this Section 3.24 as to (a) the amount of Cash held by the

Company Group as of the Closing or (b) any action that may be taken by Parent after the Closing.
Section 3.25. Accounts Receivable. All of the accounts receivable included in Closing Net Working Capital arose out of bona fide transactions occurring in the ordinary course of business. No such account receivable arose from a sale made to a customer of the business of the Company Group involving any illegal activity.
Section 3.26. Exclusivity of Representations. The representations and warranties made by the Company in this Agreement are the exclusive representations and warranties made by the Company in connection with the transactions contemplated by this Agreement or the other Transaction Documents. The Company hereby disclaims any other express or implied representations or warranties, including regarding any pro forma financial information, financial projections or other forward-looking statements provided by or on behalf of the Company. Parent acknowledges and agrees that in entering into this Agreement it has not relied and is not relying on any representations, warranties or other statements whatsoever, whether written or oral (from or by the Company or any Person acting on their behalf) other than those expressly set out in this Agreement and the other Transaction Documents (or other related documents referred to herein) and that it will not have any right or remedy rising out of any representation, warranty or other statement not expressly set out in this Agreement or the other Transaction Documents.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in any Parent SEC Document filed before the date of this Agreement, each of Parent and Merger Sub represents and warrants to the Company as of the date hereof and as of the Closing Date that:
Section 4.01. Existence and Power. Each of Parent and Merger Sub is an entity duly formed, validly existing and (where applicable) in good standing under the laws of its jurisdiction of incorporation or formation and has all corporate or other organizational power and authority and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and as currently contemplated to be conducted, except where the failure to have such power and authority would not have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Merger Sub was formed on February 7, 2022, for the sole purpose of effecting the transactions contemplated by this Agreement and the other Transaction Documents, and has had no assets or operations and has not conducted any business other than immaterial business conducted in connection with the maintenance of Merger Sub’s existence, performance of this Agreement and matters incidental thereto.
Section 4.02. Authorization. The execution, delivery of, and performance by each of Parent and Merger Sub of their respective obligations under, this Agreement and the other Transaction Documents to which it is or will be a party, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, are within the corporate or other organizational powers of each of Parent and Merger Sub and, except for the adoption of this Agreement by Parent in its capacity as the sole member of Merger Sub, have been duly authorized by all necessary corporate or other organizational action on the part of each of Parent and Merger Sub. This Agreement has been, and each of the other Transaction Documents to which Parent or Merger Sub is or will be a party, will be at or prior to the Effective Time, duly executed and delivered by each of Parent and Merger Sub to the extent a party thereto and, assuming due authorization, execution and deliver by the other parties thereto, constitutes (or will constitute) the valid and binding agreement of each of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, respectively, in accordance with their respective terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). Except for the adoption of this Agreement by Parent in its capacity as the sole member of Merger Sub, no votes, approvals or consents of the holders of any of Parent’s or Merger Sub’s capital stock (other than any that have been obtained prior to the date hereof or that will be obtained immediately after execution of this Agreement) are necessary in connection with execution and delivery of, or the performance by Parent or Merger Sub of their respective obligations under, this Agreement and the other Transaction Documents or the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby (other than the filing and recordation of the Certificate of Merger and such other documents as are required by Delaware Law).
Section 4.03. Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the other Transaction Documents to which it is or is specified to be a party and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby and, to the extent applicable, thereby require no consent, approval, authorization or permit of, or filing with or notification to, or other action in respect of, any Governmental Authority other than  the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 2.01(d) and Delaware Law,  filings required under the HSR Act and the filings and approvals listed in Section 3.03 of the Company Disclosure Schedule and  any actions or filings the absence of which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.
Section 4.04. Noncontravention. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the other Transaction Documents to which it is or is specified to be a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby do not and will not  violate any provision of any Governing Document of Parent or Merger Sub,  assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law,  result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Parent or any of its Subsidiaries, or  require any consent from or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a violation or breach of, or give rise to (x) any right of termination, modification, cancellation, release of source code from escrow or acceleration of any right or obligation of Parent or any of its Subsidiaries or (y) to a loss of any benefit to which Parent or such Subsidiary is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries with only such exceptions, in the case of clauses (b) through (d), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 4.05. Financing. Parent has, or will have immediately prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the aggregate Estimated Merger Consideration, any Underpayment Amount, any Earn-Out Payment if and when due.
Section 4.06. Capitalization.
(a)The authorized capital stock of Parent consists of (i) 1,075,000,000 shares of common stock, par value $0.01 per share, consisting of (A) 1,000,000,000 shares of Class A Common Stock and (B) 75,000,000 shares of Class B Common Stock, and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share. All of the issued and outstanding shares of Parent Common Stock or other equity interests of Parent and each of the Subsidiaries of Parent have been duly authorized and validly issued and are fully paid and nonassessable. As of the date hereof, the issued and outstanding capital stock of Parent consists of (x) 235,449,586 shares of common stock, par value $0.01 per share, consisting of (1) 171,114,351 shares of Class A Common Stock and (2) 64,335,235 shares of Class B Common Stock, and (y) 0 shares of preferred stock, par value $0.01 per share. Other than the Merger Shares, Parent does not have any obligation (whether contingent or otherwise) to issue any additional shares of Parent Common Stock after the date hereof.
(b)Parent has sufficient authorized, unissued and unreserved shares of Parent Common Stock pursuant to its organizational documents to issue the shares constituting the Merger Shares, and such shares have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued, fully paid and nonassessable and the issuance thereof will be free of any option, call, subscription, preemptive or similar right or Liens except for those arising under applicable securities laws, any Governing Documents of Parent and the Support Agreements.
Section 4.07. Investment Representations. Parent is acquiring the Company and its Subsidiaries for its own account with the present intention of holding the securities of the Company for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities laws. Each of Parent and Merger Sub is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.
Section 4.08. Solvency. Immediately after giving effect to the transactions contemplated hereby and assuming the satisfaction of the conditions to Closing set forth in Article 8, each of Parent, and assuming the accuracy of the representations set forth in Article 3, the Surviving Company and its Subsidiaries shall (a) be able to pay their respective debts as they become due; (b) own property which has a fair saleable value greater than the amounts required to pay their respective debts as and when they become due (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub, or the Company or its Subsidiaries.
Section 4.09. Litigation. There are no Actions pending or, to Parent’s knowledge, threatened in writing against Parent or Merger Sub, at law or in equity, before or by any Governmental Authority which would reasonably be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.10. SEC Documents.
(a)Since January 1, 2020, Parent has filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”), on a timely basis or having received the appropriate extension of time within which to file, all reports, schedules, forms, statements, prospectuses, registration statement sand other documents required to be filed or furnished by Parent with or to the SEC, including all reports that Parent was required to file pursuant to Section 13 of the Exchange Act (such documents, the “Parent SEC Documents”). As of their respective filing dates or, in the case of a registration statement under the Securities Act, as of the date such registration statement was declared effective by the SEC, or, if amended (or deemed amended), as of the date of the last amendment or deemed amendment, (i) the Parent SEC Documents complied as to form in all material respects with then-applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002, and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)Each of the consolidated financial statements of Parent (including, in each case, any related notes thereto where applicable) contained in the Parent SEC Documents (i) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except, in each case, as otherwise described therein or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), (ii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iii) fairly presents in all material respects, as applicable, the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of Parent’s and its Subsidiaries’ operations and cash flows for the periods indicated (subject, in the case of unaudited statements, to year-end audit adjustments and the absence of footnotes and subject to restatements filed with the SEC prior to the date of this Agreement).
Section 4.11. Exclusivity of Representations. The representations and warranties made by Parent and Merger Sub in this Agreement and the other Transaction Documents are the exclusive representations and warranties made by Parent and Merger Sub in connection with the transactions contemplated by this Agreement or the other Transaction Documents. Each of Parent and Merger Sub hereby disclaims any other express or implied representations or warranties (including as to the probability of the satisfaction of the Earn-Out Conditions or the amount of the Earn-Out Payment).
ARTICLE 5
COVENANTS OF THE COMPANY

Section 5.01. Conduct of the Company.
(a)From the date hereof until the Closing Date, except as set forth in Section 5.01 of the Company Disclosure Schedule, as otherwise expressly required by this Agreement, as required by Applicable Law or consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company Group shall  conduct its business in the ordinary course consistent with past practice and  use its commercially reasonable efforts to  preserve intact its present business organization, maintain in effect all Permits,  keep available the services of its directors and officers and the Covered Employees, and  maintain satisfactory relationships with its customers, lenders, suppliers, lessors and others having material business relationships with it.
(b)Without limiting the generality of the foregoing, except as set forth in Section 5.01(b) of the Company Disclosure Schedule, as otherwise expressly required by this Agreement, as required by Applicable Law or consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company Group shall not:
(i)adopt or propose any change to, or amend or otherwise alter, the Company’s Governing Documents (whether by merger, consolidation or otherwise);
(ii)merge or consolidate with any Person or liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction;
(iii)split, combine or reclassify any shares of capital stock, equity interests, voting securities or other ownership interests of the Company Group or declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property or any combination thereof) in respect of any Company Securities or securities of any other member of the Company Group, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company Securities or securities of any other member of the Company Group;
(iv) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities (other than upon exercise of any Company Stock Option outstanding as of the date hereof) or securities of any other member of the Company Group, or  amend any term of any Company Security or securities of any other member of the Company Group (whether by merger, consolidation or otherwise);
(v)incur any capital expenditures or any obligations or Liabilities in respect thereof, except for any capital expenditures not in excess of $100,000 individually or $250,000 in the aggregate or for Liabilities incurred in the ordinary course consistent with past practice;
(vi) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, properties or businesses in excess of $100,000 individually or $250,000 in the aggregate, other than supplies and equipment in the ordinary course of business of the Company Group in a manner consistent with past practice or  acquire any real property;
(vii)sell, assign, lease, sublease or otherwise transfer or dispose of, or abandon or allow to lapse, or create or incur any Lien (other than Permitted Liens) on, any of the Company Group’s assets, securities, properties, interests or businesses (other than Intellectual Property Rights), other than abandonments of obsolete equipment or leases, in each case, in the ordinary course of business consistent with past practice;
(viii)sell, assign, lease, sublease, license, sublicense or otherwise transfer or dispose of, or abandon or allow to lapse, fail to take any action necessary to maintain, enforce or protect, or create or incur any Lien (other than

Permitted Liens) on any Owned Intellectual Property Rights or material Licensed Intellectual Property Right;
(ix)modify the Company Privacy Policies or Data Protection Program in any manner that could  increase the risk of a Security Incident or  increase the restrictions on the Parent’s or its Subsidiaries’ Processing of Company PII following the consummation of the transactions contemplated by this Agreement and the other Transaction Documents;
(x)make any loans, advances or capital contributions to, or investments in, any other Person;
(xi)create, incur, assume, suffer to exist or otherwise become liable with respect to any Indebtedness other than Indebtedness incurred under the Company Group’s existing credit agreements not in excess of $250,000 in the aggregate in the ordinary course of business consistent with past practice and that will constitute Estimated Closing Indebtedness and Closing Indebtedness hereunder;
(xii)(A) enter into (or acquire any Subsidiary that is bound by), amend or modify in any material respect, terminate or renew any Material Contract or Affiliate Contract (or any Contract that would have been a Material Contract or Affiliate Contract if such Contract were in effect, as so amended or modified, as of the date of this Agreement); provided that the Company shall not fail to exercise a right to extend or renew a Material Contract or any rights thereunder, or (B) otherwise waive, release or assign any material rights, claims or benefits of the Company under any Contract or otherwise.
(xiii)except as required by Applicable Law, the terms of the Employee Plans disclosed on Section 3.21(a) of the Company Disclosure Schedule as in effect on the date hereof, or in the ordinary course of business,  grant or increase any severance, retention or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, deferred compensation, change in control or severance agreement with, any current or former Company Service Provider or increase benefits payable under any existing severance or termination pay policies or employment or consulting agreements,  establish, adopt, enter into or amend any Employee Plan or Collective Bargaining Agreement,  increase the compensation, bonus or other benefits payable or provided to any current or former Company Service Provider;  hire any Company Service Provider,  terminate the employment of any Company Employee (other than for cause); or  grant any equity or equity-based awards to, or discretionarily accelerate the vesting of any awards held by, any current or former Company Service Provider;
(xiv)change any of the Company Group’s policies, procedures or methods of accounting, except as required by concurrent changes in GAAP, as agreed to by its independent accounting firm;
(xv)institute, terminate, settle or compromise, or offer or propose to settle or compromise, any Action involving or against the Company Group (other than immaterial actions solely for monetary relief in amounts not in excess of $50,000 individually or $100,000 in the aggregate);

(xvi)make or change any Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, amend any Tax Returns or file claims for material Tax refunds, enter any closing agreement, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax Liability or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;
(xvii)make any change to the management of its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) that is not in the ordinary course of business consistent with past practice; or
(xviii)agree, resolve or commit to do any of the foregoing.
Section 5.02. Access to Information. From the date hereof until the Closing Date, the Company shall  upon reasonable advance notice, give Parent and its Affiliates and their respective directors, officers, employees, counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company Group,  provide Parent with prompt written notice of any Security Incidents, together with appropriate details thereof,  furnish to Parent and its Affiliates and their respective representatives such financial, operating and human resources data and other information relating to the Company Group as such Persons may reasonably request and  instruct the representatives of the Company Group to cooperate with Parent and its Affiliates and their respective representatives in their investigation of the Company Group. Any request for data or other information, any request for access or cooperation or any investigation pursuant to this Section 5.02 shall be made or conducted in such manner as not to  interfere unreasonably with the conduct of the business of the Company Group,  result in the loss of any attorney-client privilege of the Company Group or  violate any Applicable Law; provided that Parent, Merger Sub and the Company shall cooperate in good faith to develop substitute arrangements, to the extent reasonably possible, that do not result in the loss of such privilege or violation of such Applicable Law. No investigation by Parent, any of its Affiliates or any of their respective representatives or other information received by, or knowledge of, Parent, any of its Affiliates or any of their respective representatives shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company hereunder.
Section 5.03. Information Statement. If any holder of shares of voting Company Common Stock does not sign the Written Consent by 12:00 pm, Eastern time, on the Business Day following the date hereof, then promptly thereafter (but in any event no later than ten days after the receipt by the Company of the Required Equityholder Vote), the Company shall prepare and deliver to each such holder an information statement (the “Information Statement”) containing notice of the receipt of the Required Equityholder Vote and such other information as may be required to be included therein by Applicable Law. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Information Statement and any amendment or supplement thereto before they are mailed to the holders of shares of Company Common Stock, and the Company shall consider in good faith all comments of Parent and its counsel in connection therewith; provided, however, that Parent shall in no way be responsible for any of the content of the Information Statement except for information supplied in writing by Parent expressly for inclusion therein.

Section 5.04. Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other similar antitakeover law is or may become applicable to this Agreement or the transactions contemplated hereby, the Company and its Board of Directors shall grant such approvals and take such actions as are reasonably necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.
Section 5.05. Termination of Affiliate Contracts and Accounts. Prior to the Closing, the Company Group shall  pay, settle or discharge all account balances owed from the Company Group to any Related Party and  terminate all Contracts identified on Section 5.05 of the Company Disclosure Schedule, in each case without any continuing Liability of any of the Company Group members under any such terminated accounts or Contracts. The Company shall deliver to Parent written evidence reasonably satisfactory to Parent of each such termination prior to the Closing.
Section 5.06. Resignations. At least four Business Days prior to the Closing Date, the Company shall deliver to Parent a true and complete list of the directors, officers, managers and other Persons holding similar titles for the Company Group. At or prior to Closing, the Company shall deliver to Parent the resignations of each such director, officer, manager or other Person from such positions with the Company Group effective as of the Effective Time (unless Parent requests that any such resignation not be delivered).
Section 5.07. 280G Matters. To the extent that (i) any current or former Company Service Provider who is a “disqualified individual” (within the meaning of Section 280G) (each, a “Disqualified Individual”) would be entitled to any payment or benefit in connection with the transactions contemplated by this Agreement and (ii) such payment or benefit would potentially constitute a “parachute payment” under Section 280G of the Code, the Company shall, prior to the Closing:
(a)use its best efforts to obtain a binding written waiver by such Disqualified Individual of any such portion of such parachute payment as exceeds 2.99 times such Disqualified Individual’s “base amount” within the meaning of Section 280G(b)(3) of the Code (the “Waived Payments”) to the extent such excess is not subsequently approved pursuant to a stockholder vote in accordance with the requirements of Section 280G(b)(5)(B) of the Code;
(b)provide to the Company’s stockholders such disclosure as is required under Section 280G(b)(5)(B)(ii) of the Code and provide Parent a reasonable opportunity to review and comment on such disclosure before it is distributed to the Company’s stockholders and all other documents prepared by the Company in connection with this Section 5.07;
(c)hold a vote of the Company’s stockholders in a manner that is intended to satisfy the requirements of Section 280G(b)(5)(B) of the Code; and
(d)deliver to Parent certification that the vote of the Company’s stockholders was solicited in conformity with the requirements of Section 280G(b)(5)(B) of the Code and (x) the requisite stockholder approval of the Waived Payments was obtained or (y) such stockholder approval was not obtained and, as a consequence, that the Waived Payments shall not be made or provided.

(e)Notwithstanding the foregoing, to the extent that any Contract or plan is entered into by Parent or its Affiliates and a Disqualified Individual in connection with the transactions contemplated by this Agreement before the Closing Date (the “Parent Arrangements”), Parent shall provide a copy of such Contract or plan to the Company at least 10 days prior to the Closing Date and shall cooperate with the Company in good faith in order to calculate or determine the value (for the purposes of Section 280G) of any payments or benefits granted or contemplated therein, which may be paid or granted in connection with the transactions contemplated by this Agreement that could constitute a “parachute payment” under Section 280G; provided that the Company’s failure to include the Parent Arrangements in the stockholder voting materials described herein as a result of Parent’s failure to comply with this Section 5.07 will not result in a breach of the covenants in this Section 5.07.
Section 5.08. Employee Matters.
(a)During the period beginning at the Effective Time and ending on December 31, 2022 (or such shorter period of employment, as the case may be), Parent shall, or shall cause its Subsidiaries to, provide to each employee who is actively employed by the Company Group at the Effective Time (each, a “Covered Employee”), (i) an annual rate of base salary or wage rate, as applicable, that is no less favorable than that provided to such Covered Employee by the Company Group immediately prior to the Effective Time and (ii) other compensation and benefits that are substantially comparable in the aggregate to the other compensation and benefits (other than equity compensation and other long-term incentives, change in control, retention, transition, stay or similar arrangements) that, as determined by Parent in its sole discretion, either (1) were provided to such Covered Employee under the Employee Plans immediately prior to the Effective Time or (2) are provided to similarly situated employees of Parent and its Subsidiaries (other than the Company and its Subsidiaries).
(b)In the event any Covered Employee first becomes eligible to participate under any employee benefit plan, program, policy or arrangement of Parent or any of its Subsidiaries (each, a “Parent Plan”) following the Effective Time, Parent shall, or shall cause its Subsidiaries to, use commercially reasonable efforts to: (i) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to such Covered Employee under any Parent Plan providing welfare benefits to the same extent such limitation would have been waived or satisfied under the analogous Employee Plan such Covered Employee participated in immediately prior to coverage under such Parent Plan and (ii) provide such Covered Employee with credit for any copayments, deductibles and out of pocket maximums incurred under an analogous Employee Plan prior to such Covered Employee’s coverage under any Parent Plan during the calendar year in which the Closing Date occurs, to the same extent such credit was given under the analogous Employee Plan such Covered Employee participated in immediately prior to coverage under such Parent Plan in satisfying any applicable deductible or out-of-pocket requirements under such Parent Plan.
(c)As of the Effective Time, Parent shall, or shall cause its Subsidiaries to, recognize all service of each Covered Employee prior to the Effective Time with the Company and its Subsidiaries for vesting and eligibility purposes under a Parent Plan (but not for benefit accrual purposes, except for vacation and severance, as applicable). In no event shall anything contained in this Section 5.08(c) result in any duplication of benefits for the same period of service.

(d)Effective as of immediately prior to the Closing Date, unless otherwise directed in writing by Parent at least five Business Days prior to the Closing Date, the Company shall, in accordance with its terms, terminate the Company 401(k) Plan and any other Employee Plan that Parent notifies the Company should be terminated, pursuant to resolutions of the Company’s Board of Directors that are reasonably satisfactory to Parent. In connection with the termination of the Company 401(k) Plan, Parent shall timely permit each Company Employee to effect a “direct rollover” (as described in Section 401(a)(31) of the Code) of their account balances, under the Company 401(k) Plan, in the form of cash, to a defined contribution plan maintained by Parent or one of its Affiliates that is intended to qualify under Section 401(a) of the Code. Any “direct rollover” described in this Section 5.08 shall comply with Applicable Law.
(e)Without limiting the generality of Section 12.09, nothing in this Section 5.08, express or implied,  is intended to or shall confer upon any Person other than the parties hereto, including any Covered Employee or any former employee, director, officer, consultant, shareholder, manager, partner, retiree or individual independent contractor, or any beneficiary or dependent thereof, of the Company or any of its Subsidiaries, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any benefit plan, program, agreement or arrangement, shall alter or limit the ability of Parent or any of its Subsidiaries (or, following the Effective Time, the Company or any of its Subsidiaries) to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or shall create any obligation on the part of Parent or its Subsidiaries (or, following the Effective Time, the Company or any of its Subsidiaries) to employ any Covered Employee for any period following the Closing Date.
Section 5.09. Exclusivity. From the date hereof until the Effective Time, except for the transactions contemplated by this Agreement, the Company and the Equityholders shall not, and each shall cause their respective Affiliates and representatives not to, directly or indirectly, solicit, encourage, initiate, enter into any Contract, or encourage or entertain the submission of any proposal or offer from any Person relating to the direct or indirect acquisition of any Company Securities or any material portion of the assets of the Company Group, whether in an acquisition structured as a merger, consolidation, exchange, sale of assets, sale of stock or membership interests, or otherwise, or participate in any discussions or negotiations regarding, furnishing any information with respect to, assisting or participating in, or knowingly facilitating in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Company shall, and shall cause its Affiliates and representatives to, immediately (a) cease and cause to be terminated any existing discussions or negotiations with any Person (other than Parent and Merger Sub) conducted heretofore with respect to any of the matters addressed in this Section 5.09 and (b) exercise contractual rights (if any) to cause the return or destruction of any confidential information shared with any such Persons in connection therewith.
Section 5.10. Director and Officer Liability and Indemnification.
(a)For a period of six years after the Closing Date, Parent shall not, and shall not permit the Company or any of its Subsidiaries to amend, repeal or modify any provision in the Company’s or any of its Subsidiaries articles of incorporation or bylaws (or equivalent Governing Documents) relating to the exculpation or indemnification of any current or former officer or director or person exercising similar authority (the “D&O Indemnified Persons”) (unless required by Applicable Law), it being the intent of the parties that the D&O Indemnified Persons shall continue to be entitled to such exculpation and indemnification to the fullest extent of the law.
(b)At the Closing, Parent will, or will cause the Company to, obtain and maintain irrevocable “tail” insurance policies (the “Tail Policy”) naming the D&O Indemnified Persons as direct beneficiaries with a claims period of six years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date. Parent will not, and will cause the Company to not voluntarily, cancel or change such insurance policies in any respect. All fees and expenses incurred in connection with obtaining the Tail Policy shall be borne 50% by Parent and 50% by the Equityholders (as a Transaction Expense). Notwithstanding the foregoing, in no event shall the Company expend for such Tail Policy an aggregate amount in excess of 250% of the amount per annum the Company paid in its last full fiscal year for its existing policy.
(c)If Parent, the Company or any of its Subsidiaries or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent, the Company and its Subsidiaries shall assume all of the obligations set forth in this Section 5.11. The provisions of this Section 5.11 are intended for the benefit of, and will be enforceable by, each D&O Indemnified Person and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had by contract or otherwise.
Section 5.11. Termination of Certain Contracts. At or prior to the Closing, the Company shall terminate all Contracts listed on Section 5.11 of the Company Disclosure Schedules, including any related statements of work, purchase orders or task orders thereunder and without any continuing Liability or obligation of the Company thereunder.
Section 5.12. Dissolution of Shell ACOs. The Company shall use reasonable best efforts to cause the dissolution of the entities listed on Section 5.12 of the Company Disclosure Schedules prior to Closing, including filing all necessary applications and documentation with the applicable Governmental Authority and paying any related fees and expense, in each case prior to the Closing.
Section 5.13. Capitalization Table. Five days prior to the Closing Date, the Company will provide Parent with a revised version of Section 3.05(a) of the Company Disclosure Schedule, updated as of the most recent practicable date.

ARTICLE 6
TAX MATTERS

Section 6.01. Tax Returns and Agreements.  Parent shall cause all Transfer Taxes to be remitted to the appropriate Taxing Authority when due, and shall cause all necessary Tax Returns to be filed with respect to all such Taxes, and, if required by

Applicable Law, the Equityholders will, and will cause their respective Affiliates to, join in the execution of any such Tax Returns.
(b)    For purposes of this Article 6, any references to the Company shall also include the Surviving Company, when applicable. Parent shall prepare or cause to be prepared and cause to be filed all Tax Returns of the Company required to be filed following the Closing Date. To the extent that any such Tax Return relates in whole or in part to a Pre-Closing Tax Period, and could reasonably be expected to give rise to an indemnity claim by any Parent Indemnified party under this Agreement, (A) any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by law) and (B) Parent shall provide the Equityholders’ Representative with a copy of each such draft Tax Return, together with any workpapers and supporting documentation at least 30 days prior to the due date for filing such Tax Return (taking into account any extensions thereof) (15 days prior to the due date for filing such Tax Return (taking into account any extensions thereof) in the case of a non-Income Tax Return) for review and comment. Parent and the Company shall reasonably and in good faith consider any revisions to such Tax Returns as are requested by the Equityholders’ Representative within 20 days (10 days in the case of a non-Income Tax Return) after the receipt of such Tax Return and other materials. Parent shall not cause the Company to file any such Tax Return that relates solely to a Pre-Closing Tax Period without the prior written consent of the Equityholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed or prohibit Parent or the Company from filing any such Tax Return by the due date for filing such Tax Return.
(ii)Any Covered Taxes payable with respect to any Tax Returns filed shall be borne by the Equityholders as provided in Article 9.
(c)For purposes of the determination of Covered Taxes in respect of a Straddle Tax Period, (x) in the case of any Taxes other than escheat, gross receipts, sales or use Taxes and Taxes based upon or related to income, Covered Taxes shall be deemed to include the amount of such Tax for the entire Straddle Tax Period multiplied by a fraction the numerator of which is the number of days in the Straddle Tax Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Tax Period, and (y) in the case of any Tax based upon or related to income and any escheat, gross receipts, sales or use Tax, the definition of Covered Taxes shall be deemed to include the amount that would be payable if the relevant Straddle Tax Period ended on and included the Closing Date. The amount of any item that is taken into account only once for each taxable period (e.g., the benefit of graduated Tax rates, exemption amounts, etc.) shall be allocated between the two portions of the Straddle Tax Period in proportion to the number of days in each portion.
(d)Notwithstanding anything else in this Agreement, (i) (x) any Transaction Expenses Deductions and (y) any deduction attributable to an amount included in calculating the Final Amounts to the extent borne by the Equityholders and attributable to the Pre-Closing Tax Period, shall, in each case, be allocated to the Pre-Closing Tax Period to the extent permitted by Applicable Law (determined at a “more likely than not” standard of review), and (ii) Taxes attributable to any action taken by Parent or the Surviving Company on the Closing Date that is not in the ordinary course of business shall be allocated to the taxable period beginning after the Closing Date unless such action is required by Applicable Law.
Section 6.02. Tax Cooperation. Parent and its Subsidiaries, on the one hand, and the Equityholders and their respective Affiliates, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit or other proceeding with respect to Taxes of a member of the Company Group. Such cooperation shall include the retention and (upon the other party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit or other proceeding and within such party’s possession or obtainable without material cost or expense, and making employees or other representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
Section 6.03. Certain Disputes.  Parent shall have the right to control the conduct of any Tax audit or administrative or judicial proceeding or of any demand or claim on the Surviving Company or any member of the Company Group relating to Taxes which could give rise to an indemnification claim under this Agreement (collectively, a “Tax Contest”). With respect to Tax Contests,  Parent shall keep the Equityholders’ Representative reasonably informed concerning the progress of such Tax Contest,  the Equityholders’ Representative shall be entitled to participate in such Tax Contest at the expense of the Equityholders (including having the opportunity to consult with Parent regarding significant actions and the opportunity to review and comment on significant written materials furnished in connection with such actions) and  Parent shall not settle, compromise or abandon any such Tax Contest without obtaining the prior written consent of the Equityholders’ Representative (which shall not be unreasonably withheld, delayed or conditioned).
(b)To the extent that any obligation or responsibility pursuant to Article 9 may conflict with any obligation or responsibility pursuant to this Article 6, the provisions of this Article 6 shall control.

ARTICLE 7
COVENANTS

Section 7.01. Efforts.
(a)Subject to the terms and conditions of this Agreement, each of the parties hereto (except the Equityholders’ Representative) shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under Applicable Laws to consummate the transactions contemplated by this Agreement, including (and the Company shall not without Parent’s prior written consent)  preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and  obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement ; provided that the parties hereto understand and agree that the commercially reasonable efforts of Parent or Company shall not be deemed to include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or the Company Group’s or any of their respective Affiliates’ businesses, assets or properties. If required by the HSR Act and if the appropriate filing pursuant to the HSR Act has not been filed prior to the date hereof, each party agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within 10 Business Days after the date hereof and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act. All filing fees associated with any governmental approval, filing or waiting period, in each case, under the HSR Act required in connection with the execution, delivery or performance of this Agreement or any other Transaction Document shall be split equally between the Company and Parent.
(b)All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Company and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact. Notwithstanding the foregoing or anything in this Agreement to the contrary, Parent shall, (i) direct and control all aspects of the parties’ efforts to gain regulatory clearance before any Governmental Authority with respect to the transactions contemplated hereby, including any timing agreements, understandings or commitments entered into with or made to any Governmental Authority, and (ii) take the lead in communicating with regulators and control the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, a Governmental Authority with respect thereto.
Section 7.02. Public Announcements; Confidentiality.  Promptly following the execution and delivery hereof, Signify Health, LLC may issue a press release announcing the execution of this Agreement and the transactions contemplated hereby in the form previously agreed upon by Parent and the Company. Following such initial press release, neither Parent nor the Company shall issue any press release, have any communication with the press (whether or not for attribution) or make any other public statement with respect to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, without the prior consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, any such Person may make any press release, communication with the press or other public statement with respect to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby as and to the extent required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, so long as the disclosing party, to the extent reasonably practicable, (x) provides prior written notice thereof to the other party and (y) provides a copy of any such press release, communications with the press or public statement (if written) and considers in good faith the comments of the other party thereon. Notwithstanding anything herein to the contrary, following Closing and after the public announcement of the Merger, the Equityholders’ Representative shall be permitted to announce that it has been engaged to serve as the Equityholders’ Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.
(b)The Equityholders’ Representative acknowledges that the success of the Company Group after the Effective Time depends upon the continued preservation of the confidentiality of information regarding the business, operations and affairs of the Company Group (including trade secrets, confidential information and proprietary materials, which may include the following categories of information and materials: methods, procedures, computer programs and architecture, databases, customer information, lists and identities, employee lists and identities, pricing information, research, methodologies, contractual forms, and other information, whether tangible or intangible, which is not publicly available generally) (collectively, the “Confidential Information”) accessed or possessed by the Equityholders’ Representative and its Affiliates and that the preservation of the confidentiality of such information by the Company Group (prior to the Effective Time), the Equityholders, the Equityholders’ Representative and their respective Affiliates is an essential premise of the transactions contemplated by this Agreement. Confidential Information shall not include information that (i) is (or becomes) publicly known through no fault of the Equityholders or the Equityholders’ Representative, (ii) was known to the Equityholders' Representative prior to such disclosure, (iii) is independently developed by Equityholders' Representative without the use of Confidential Information or (iv) becomes known to the Equityholders’ Representative on a non-confidential basis from a third party. The Equityholders’ Representative shall hold, and shall cause its representatives to hold, in confidence and not disclose to any other Person or use (other than for the purposes of enforcing the rights or performing the obligations of the Equityholders’ Representative or the Equityholders under this Agreement and the agreements ancillary hereto), any Confidential Information. Notwithstanding the foregoing, any such Person may disclose Confidential Information as and to the extent required by Applicable Law, so long as the disclosing party (x) provides prior written notice thereof to the other party whose information will be disclosed and (y) uses commercially reasonable efforts to seek a protective order causing such information so disclosed to be kept confidential. Notwithstanding anything herein to the contrary, following Closing, the Equityholders’ Representative shall be permitted to disclose information to advisors and representatives of the Equityholders’ Representative and to the Equityholders, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.
Section 7.03. Notices of Certain Events. Each party hereto shall promptly notify the other party in writing of the occurrence of any matter or event that would or would reasonably be expected to cause any of the conditions set forth in Section 8.01 not to be satisfied. The Company shall promptly notify Parent in writing of the occurrence of any matter or event that would or would reasonably be expected to cause any of the conditions set forth in Section 8.02 not to be satisfied. Each of Parent and Merger Sub shall promptly notify the Company in writing of the occurrence of any matter or event that would or would reasonably be expected to cause any of the conditions set forth in Section 8.02(h) not to be satisfied. The Company shall promptly notify Parent of any notice or other communication from any Person asserting that such Person’s consent is required, or that such Person is entitled to compensation or consideration from any of Parent, Merger Sub, the Company or any of their respective Affiliates, in connection with the transactions contemplated by this Agreement or the other Transaction Documents or any notice, letter or other communication received from a Governmental Authority. The delivery of any notice pursuant to this Section 7.03 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE 8
CONDITIONS TO CLOSING

Section 8.01. Conditions to Obligations of Parent, Merger Sub and the Company. The obligations of Parent, Merger Sub and the Company to consummate the Closing are subject to the satisfaction of the following conditions (or, to the extent permitted by Applicable Law, waiver by each of (i) Parent, on behalf of Parent and Merger Sub, and (ii) the Company):
(a)No provision of any Applicable Law and no Order shall prohibit, restrain or make illegal the consummation of the transactions contemplated hereby or by the other Transaction Documents.
(b)The filings of Parent and the Company pursuant to the HSR Act shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.
Section 8.02. Conditions to Obligation of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Closing is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Parent, on behalf of itself and Merger Sub) of the following further conditions:
(a)The Company shall have performed in all material respects all of its covenants and obligations hereunder required to be performed by it prior to the Closing.
(b) The representations and warranties of the Company contained in Section 3.05 and Section 3.07(a) shall be true and correct in all respects at and as of the Closing Date, as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct only as of such time);  the other Fundamental Representations and Section 3.15 (in each case, disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct only as of such time);  the other representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered pursuant hereto (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct at and as of the Closing Date as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct only as of such time), in the case of this clause (iii), with only such exceptions as would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect; and  the representations and warranties of the Equityholders’ Representative contained in Article 10 shall be true and correct in all respects other than in de minimis respects at and as of the Closing Date, as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct only as of such time).
(c)Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(d)Parent and Merger Sub shall have received a certificate duly executed by an executive officer of the Company certifying as to the satisfaction of the conditions set forth in Sections 8.02(a), 8.02(b) and 8.02(c).
(e)Parent shall have received from the Company  a certification, signed by the Company under penalties of perjury and dated not more than 30 days prior to the Closing Date, that satisfies the requirements of Sections 1.897-2(h) and 1.1445-2(c)(3) of the Treasury Regulations and confirms that the Company is not, nor has it been within five years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code and  a notice to the IRS, signed by the Company, that satisfies the requirements of Section 1.897-2(h)(2) of the Treasury Regulations.
(f)The Support Agreements and the counterparts to the Written Consent, in each case duly executed by the Company and each of the Equityholders party thereto, shall be in full force and effect.
(g)The Company shall have delivered to Parent the resignations of each director, officer, manager or other Persons holding similar titles from such positions with the Company in accordance with Section 5.06.
(h)The Required Equityholder Vote shall have been validly obtained under Delaware Law and the Company’s Governing Documents.
(i)The Companies and the other Persons party thereto shall have delivered to Parent the consents specified in Section 8.02(i) of the Company Disclosure Schedules in form and substance reasonably acceptable to Parent.
Section 8.03. Conditions to Obligation of the Company. The obligation of the Company to consummate the Closing is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the Company) of the following further conditions:
(a)Each of Parent and Merger Sub shall have performed in all material respects all of its respective covenants and obligations hereunder required to be performed by it at or prior to the Closing Date.
(b)The representations and warranties of Parent and Merger Sub contained in this Agreement and in any certificate or other writing delivered pursuant hereto (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true and correct at and as of the Closing Date as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct only as of such time), with only such exceptions as would not, individually or in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect.
(c)The Company shall have received a certificate signed by an officer of Parent certifying as to Parent’s and Merger Sub’s satisfaction of the conditions set forth in Sections 8.03(a) and 8.03(b).

ARTICLE 9
SURVIVAL; INDEMNIFICATION

Section 9.01. Survival. The representations, warranties, covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing until the Earn-Out Release Date (such date, the “Expiration Date”), except for (i) the Fundamental Representations, which shall survive indefinitely, (ii) covenants and agreements relating to Taxes, which shall survive until 60 days following expiration of the applicable statute of limitations and (iii) any other covenants and agreements that contemplate performance thereafter, which shall survive in accordance with their terms.
Section 9.02. Indemnification.
(a)Subject to the limitations set forth in this Article 9, effective at and after the Effective Time, each Equityholder (severally and not jointly, in accordance with such Equityholder’s Pro Rata Portion) hereby indemnifies Parent, Merger Sub, the Company, the Surviving Company and each of their respective officers, directors, employees, Affiliates and agents and each of their respective successors and permitted assigns (collectively, the “Parent Indemnified Parties”) against and agrees to hold each of them harmless from any and all damage, loss, Liability, fines, penalties, claims, forfeitures, Actions, lost profits, fees, costs and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any Action, whether involving a Third-Party Claim or a claim solely between the parties hereto, to enforce the provisions hereof, but excluding (x) consequential damages except to the extent such damages are reasonably foreseeable or payable by an Indemnified Party to a third party in connection with a Third-Party Claim and (y) punitive damages of any kind; provided that punitive damages shall be included to the extent such damages are payable by an Indemnified Party to a third party in connection with a Third-Party Claim) (“Damages”), incurred or suffered by the Surviving Company or any other Parent Indemnified Party arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by the Equityholders’ Representative or the Company in this Agreement (determined, except with respect to Section 3.07(a), without regard to any qualification or exception contained therein relating to materiality, Company Material Adverse Effect or similar qualification or standard); (ii) any breach of any covenant or agreement made or to be performed by the Company (at or prior to the Effective Time) or the Equityholders’ Representative pursuant to this Agreement; (iii) any Unpaid Transaction Expenses (to the extent not included in Final Unpaid Transaction Expenses); (iv) any Closing Indebtedness (to the extent not included in Final Closing Indebtedness) and 409A Penalties; (v) any Covered Taxes; (vi) any inaccuracy in, or claims from any Equityholder related to or arising out of, the Allocation Schedule (including any update thereto), including to the extent any Equityholder is entitled to receive any amounts (in its capacity as an Equityholder) in excess of the amounts (as applicable) indicated on the Allocation Schedule and the determination of each Equityholder’s entitlement to any payments under the Transaction Documents; (vii) any demand for appraisal or assertion of dissenter’s rights by any Equityholder or other owner of ownership interests of the Company in connection with the Merger; (viii) any Action by or on behalf of any current or former equityholder or other owner of any ownership interest in the Company (or any of their respective Affiliates, successors or assigns), including in connection with the Transaction Documents, the Merger or the other transactions contemplated hereby or thereby, and including any alleged breach of any fiduciary or other duty by any officer, manager, director, Equityholder or other owner of ownership interests of the Company, any other claim relating to actions or omissions by the Equityholders’ Representative, in connection with the Transaction Documents or the transactions contemplated thereby; or (ix) Fraud by the Company or any of the Equityholders provided, however, for purposes of clarity, only the Person perpetrating the Fraud shall be liable for such Fraud and subject to any exceptions to the indemnification obligations with respect to Fraud as set forth herein.
(b)Subject to the limitations set forth in this Article 9, effective at and after the Effective Time, Parent hereby indemnifies each Equityholder and each of their respective officers, directors, employees, Affiliates and agents and each of their respective successors and permitted assigns (collectively, the “Equityholder Indemnified Parties”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any Equityholder Indemnified Party arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by Parent and Merger Sub in Article 4 of this Agreement (determined without regard to any qualification or exception contained therein relating to materiality, Parent Material Adverse Effect or similar qualification or standard); and (ii) any breach of any covenant or agreement made or to be performed by Parent or Merger Sub (at or prior to the Effective Time) pursuant to this Agreement.
Section 9.03. Limitations.  With respect to indemnification by the Equityholders under Section 9.02(a)(i) (except in respect of breaches of any Fundamental Representation or claims of Fraud), the Equityholders shall not be liable unless and until  the amount of the Damages related to each individual claim or series of related claims exceeds $20,000 (after which, the full amount of Damages related to such claim shall be applied against the Equityholders Basket) and  the aggregate amount of all Damages indemnifiable under Section 9.02(a)(i) exceeds an amount equal to $3,000,000 (such amount, the “Equityholders Basket”); provided that, once the Equityholders Basket is satisfied, the Equityholders shall be liable for all such Damages (and not only the excess of such Damages over the Equityholders Basket).
(b)With respect to any claims for indemnification hereunder by the Parent Indemnified Parties, the Parent Indemnified Parties will be required to recover first, by offsetting any Damages against the Earn-Out Payment, if payable hereunder. If (x) the Earn-Out Payment is not payable hereunder or (y) the Parent Indemnified Parties are entitled to indemnification hereunder in excess of the amount of the Earn-Out Payments, the Parent Indemnified Parties will be entitled to recover directly against the Equityholders in accordance with their respective Pro Rata Portion. The Equityholders’ maximum Liability hereunder (i) with respect to indemnification by the Equityholders under Section 9.02(a)(i) (except in respect of breaches of any Fundamental Representation or claims of Fraud) shall not exceed $20,750,000 (the “Cap”) and (ii) with respect to all other indemnification hereunder shall not exceed the Base Consideration plus the Earn-Out Payment, if payable hereunder (in each case, which will be satisfied by setoff against the Earn-Out Payment if any is payable hereunder or directly against the Equityholders in accordance with their respective Pro Rata Portion if the Earn-Out Payment is not payable hereunder). Notwithstanding anything herein to the contrary, the Parent Indemnified Parties’ may only offset Damages against the Earn-Out Payment to the extent such Damages have been finally determined and are non-appealable.
(c)Payments by an Indemnifying Party pursuant to Section 9.02 in respect of any Damages shall be limited to the amount of any Liability that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party (or the Company) in respect of any such claim. To the extent applicable, the Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies for any Damages. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any therefrom, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall reimburse the Indemnifying Party for any payment made by such Indemnifying Party up to the amount received by the Indemnified Party, net of any expenses (including any retention or deductible and any increase or expected increase in premiums) incurred by such Indemnified Party in collecting such amount.
(d)Each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.
Section 9.04. Third-Party Claim Procedures.  The party seeking indemnification under Section 9.02 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Action (including any Tax Contest) (“Claim”) in respect of which indemnity may be sought under Section 9.02. Such notice shall set forth in reasonable detail such Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.
(b)The Indemnifying Party (or the Equityholders’ Representative in the case of an indemnification claim pursuant to Section 9.02(a)) shall be entitled to participate in the defense of any Claim asserted by any third party (“Third-Party Claim”) and, subject to the limitations set forth in this Section 9.04, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense.
(c)If the Indemnifying Party (or the Equityholders’ Representative in the case of an indemnification claim pursuant to Section 9.02(a)) desires to assume the control of the defense of any Third-Party Claim in accordance with the provisions of this Section 9.04, the Indemnifying Party shall give written notice to the Indemnified Party within 20 days after the Indemnified Party has given written notice to the Indemnifying Party of the Third-Party Claim. If such notice is timely given, the Indemnifying Party shall be entitled to control and appoint lead counsel for such defense so long as  the Third-Party Claim involves only a claim for monetary damages and not any claim for an order, injunction or other equitable relief or relief for other than monetary damages against any Indemnified Party,  the Third-Party Claim does not relate to or otherwise arise in connection with any criminal Action and  the Indemnifying Party is vigorously defending or prosecuting the Third-Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third-Party Claim if, in the case of a Parent Indemnified Party, the amount of the Third-Party Claim, if determined in accordance with the claimant’s demands, would reasonably be expected to result in Damages, together with all other unresolved claims for (A) indemnification by the Parent Indemnified Parties under Section 9.02(a)(i), in excess of the Cap, or (B) all other indemnification by the Parent Indemnified Parties, in excess of the Base Consideration plus the Earn-Out Payment, if payable hereunder, other than as a result of the application of the Equityholders Basket, or in the case of an Equityholder Indemnified Party, the amount of the Third-Party Claim, if determined in accordance with the claimant’s demands, would reasonably be expected to result in Damages, together with all other unresolved claims for indemnification by Equityholder Indemnified Parties, in excess of the Cap.
(d)If the Indemnifying Party is controlling the defense of a Third-Party Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement, compromise or discharge of such Third-Party Claim, such consent not to be unreasonably withheld, conditioned or delayed; provided that the Indemnified Party shall agree to any settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Party may recommend and that by its terms  obligates the Indemnifying Party to pay the full amount of the Damages in connection with such Third-Party Claim and the Indemnifying Party has the financial ability to pay the full amount of such Damages,  does not impose injunctive or equitable relief or require an admission of Liability or wrongdoing on behalf of the Indemnified Party or any of its Affiliates and  contains a full and unconditional release of the Indemnified Party and its Affiliates from all Damages and obligations with respect to such Third-Party Claim.
(e)If the Indemnifying Party does not timely deliver the notice contemplated by Section 9.04(c), or if such notice is given on a timely basis but any of the other conditions in this Section 9.04 are unsatisfied, the Indemnified Party may defend, the Third-Party Claim. Notwithstanding anything in this Section 9.04 to the contrary, whether or not the Indemnifying Party controls the defense of a Third-Party Claim, the Indemnified Party shall not admit any Liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Indemnified Party may admit Liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent so long as the Indemnified Party releases, to the reasonable satisfaction of the Indemnifying Party, any claims to indemnification with respect to such Third-Party Claim pursuant to this Article 9.
(f)In circumstances where the Indemnifying Party is controlling the defense of a Third-Party Claim, the Indemnified Party shall be entitled to participate in the defense of any Third-Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel incurred by the Indemnified Party after such time as the Indemnifying Party assumed control pursuant to Section 9.04(b) shall be borne by the Indemnified Party; provided that notwithstanding the foregoing, the Indemnifying Party shall pay the fees and expenses of such separate counsel  incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third-Party Claim or during any period in which the Indemnifying Party ceases to be eligible to maintain control of the defense of the Third-Party Claim, in either case as provided in this Section 9.04,  if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest (including if any counsel chosen by the Indemnifying Party requests a conflict wavier or other waiver from the Indemnified Party with respect to such matter) or  there may be one or more defenses or claims available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party and that could be adverse to the Indemnifying Party.
(g)Each of the Indemnifying Party and the Indemnified Party shall cooperate, and cause its respective controlled Affiliates to cooperate, in the defense or prosecution of any Third-Party Claim and shall promptly furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(h)Notwithstanding the foregoing, with respect to any Tax Contest, in the event of any conflict between the procedures set forth in Section 6.03 and this Section 9.04, the procedures set forth in Section 6.03 shall apply.
Section 9.05. Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 9.02 against an Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party. If the Indemnifying Party has timely disputed its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 12.07.
Section 9.06. Characterization of Indemnification Payments. To the extent permitted by Applicable Law, any amount paid pursuant to this Article 9 shall be treated for Tax purposes as adjustments to the Merger Consideration.
Section 9.07. Exclusivity of Remedy. Subject to Section 12.12, and without limiting any party’s rights (x) under any other Transaction Document or any other agreement entered into in connection with this Agreement, (y) with respect to claims for Fraud or (z) with respect to claims for breaches of the covenants or agreements of the Company or the Equityholders contained in this Agreement, the parties hereto acknowledge and agree that, from and after the Effective Time, the indemnification provisions in this Article 9 shall be the sole and exclusive monetary remedy of any party with respect to any and all claims arising out of breaches of representations, warranties, covenants or agreements contained in this Agreement, provided, that this Section 9.07 shall not apply to Section 10.01(g), which shall be enforceable by the Equityholders’ Representative in its entirety against the Equityholders.
Section 9.08. Pending Claims. If, on the Earn-Out Release Date, there are any unresolved indemnification claims made by any Parent Indemnified Party pursuant to this Agreement (the “Pending Claims”), then Parent shall be entitled to hold back a portion of the Earn-Out Payment, at Parent’s election, due pursuant to Section 2.13 (if any) equal to the aggregate amount of all Damages specified in such Pending Claims. Promptly after all Pending Claims have been resolved and satisfied in accordance herewith, Parent shall pay any remaining held back amount that has not been used to satisfy a Pending Claim.

ARTICLE 10
EQUITYHOLDERS' REPRESENTATIVE

Section 10.01. Equityholders’ Representative.  By the adoption of the Merger, and by receiving the benefits thereof, including any consideration payable hereunder, and without further action of any Equityholder, each Equityholder shall be deemed to have irrevocably constituted, approved and appointed Shareholder Representative Services LLC (which, by execution of this Agreement, hereby accepts such appointment) as the Equityholders’ Representative as of Closing for all purposes in connection with this Agreement and any related agreements, including to act as the sole agent and attorney-in-

fact for and on behalf of the Equityholders (in their capacity as such), with full power of substitution, to take all actions on behalf of the Equityholders in connection with this Agreement, including  to execute and deliver on behalf of the Equityholders any amendment, consent or waiver under this Agreement and the other Transaction Documents,  to assert, and to agree to resolution of, all claims and disputes hereunder or thereunder, including under Section 2.09 and Article 9 hereof,  to retain legal counsel and other professional services, at the expense of the Equityholders, in connection with the performance by the Equityholders’ Representative of this Agreement and the other Transaction Documents,  to execute and deliver on the Equityholders’ behalf all documents and instruments which may be executed and delivered pursuant to this Agreement and the other Transaction Documents,  to make and receive notices and other communications pursuant to this Agreement and the other Transaction Documents and service of process in any Action arising out of or related to this Agreement and the other Transaction Documents,  to negotiate, settle or compromise any Action arising out of or related to this Agreement or the other Transaction Documents or any of the transactions hereunder or thereunder, including to take any action (or determine not to take action) in connection with the defense, prosecution, settlement, compromise or other resolution of any claim for indemnification pursuant to Article 9, and  to do each and every act and exercise all rights that are either (x) necessary or appropriate in the judgment of the Equityholders’ Representative for the accomplishment of the foregoing or (y) mandated or permitted by the terms of this Agreement or the other Transaction Documents. The Equityholders’ Representative shall use reasonable efforts to keep the Advisory Committee (as defined in that certain engagement agreement by and among Equityholders’ Representative and certain Equityholders) reasonably informed with respect to actions of the Equityholders’ Representative pursuant to the authority granted to the Equityholders’ Representative under this Agreement which actions have a material impact on the amounts payable to the Equityholders. For the avoidance of doubt, none of the provisions of this Section 10.01 shall serve to authorize, appoint or empower the Equityholders’ Representative as the representative or exclusive agent of the Equityholders with respect to the Support Agreements (or with respect to any rights, obligations or actions to be taken thereunder).
(b)The power of attorney granted in this Article 10 is coupled with an interest and is irrevocable, may be delegated by the Equityholders’ Representative and shall survive the death or incapacity of each Equityholder. Such agency may be changed by the Equityholders entitled to receive a majority of the Merger Consideration as of such time (including in the event of the resignation, death, disability or other incapacity of an Equityholders’ Representative), and, following the provision of notice to Parent, the newly appointed representative shall be the Equityholders’ Representative for all purposes hereunder, and any such successor shall succeed the Equityholders’ Representative as the Equityholders’ Representative hereunder. Neither the removal of, nor the appointment of a successor to, the Equityholders’ Representative shall affect in any manner the validity or enforceability of any actions taken or agreements, understandings or commitments entered into by the prior Equityholders’ Representative, which shall continue to be effective and binding on the Equityholders. For the avoidance of doubt, any compromise or settlement of any matter by the Equityholders’ Representative hereunder shall be binding on, and fully enforceable against, all Equityholders. No bond shall be required of the Equityholders’ Representative.
(c)A decision, act, consent or instruction of the Equityholders’ Representative hereunder shall constitute a decision, act, consent or instruction of all of the Equityholders and shall be final, binding and conclusive upon each of the Equityholders, and the Exchange Agent, Parent, Merger Sub and, after the Effective Time, the Surviving Company, may rely upon any such decision, act, consent or instruction of the Equityholders’ Representative as being the decision, act, consent or instruction of each and every such Equityholder. The Parent Indemnified Parties are hereby relieved from any Liability to any Person for any acts done by them in accordance with any such decision, act, consent or instruction of the Equityholders’ Representative. Each Equityholder hereby agrees that for any Action arising under this Agreement or any other Transaction Document such Equityholder may be served legal process by registered mail to the address set forth in Section 12.01 for the Equityholders’ Representative (or any alternative address designated to the parties in writing by the Equityholders’ Representative), and that service in such manner shall be adequate and such Equityholder shall not assert any defense of claim that service in such manner was not adequate or sufficient in any court in any jurisdiction. Each Equityholder shall promptly provide written notice to the Equityholders’ Representative of any change of address of such Equityholder.
(d)Without limiting the generality of the foregoing and for the avoidance of doubt, for purposes of Article 9, if indemnification is sought against any Equityholder as an Indemnifying Party hereunder, then the Equityholders’ Representative shall act on behalf of (except for provisions relating to an obligation to make any payments), and receive notice on behalf of, such Equityholder.
(e)The Equityholders’ Representative, solely in its capacity as the representative of the Equityholders, represents and warrants to Parent and Merger Sub, as of the date hereof and as of the Closing Date, as follows:
(i)the Equityholders’ Representative is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado, and has all requisite limited liability company power and authority and all permits required to carry on its business in all material respects as currently conducted;
(ii)the execution and delivery of this Agreement by the Equityholders’ Representative, and the performance by the Equityholders’ Representative of its obligations hereunder, have been duly authorized by all necessary limited liability company action on the part of the Equityholders’ Representative;
(iii)this Agreement has been duly executed and delivered by the Equityholders’ Representative and this Agreement constitutes a legally valid and binding obligation of the Equityholders’ Representative, enforceable against the Equityholders’ Representative in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity); and
(iv)the execution and delivery of the Transaction Documents to which it is or will be a party by the Equityholders’ Representative do not and will not conflict with or result in a violation of the Governing Documents of the Equityholders’ Representative violate any Applicable Law or require any consent or approval that has not been given or other action that has not been taken by any Person under any Contract binding upon the Equityholders’ Representative.
(f)Each Equityholder, by its acceptance of its share of the Merger Consideration payable at Closing hereunder, accepts and agrees to be bound by the provisions set forth in this Article 10.

(g)The Equityholders’ Representative will incur no liability with respect to each Equityholder in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Equityholders’ Representative shall not be liable to the Equityholders for any action or omission pursuant to the advice of counsel. The Equityholders shall indemnify the Equityholders’ Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Equityholders’ Representative, the Equityholders’ Representative will reimburse the Equityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Equityholders’ Representative from (i) the funds in the Expense Fund and (ii) any other funds that become payable to the Equityholders under this Agreement at such time as such amounts would otherwise be distributable to the Equityholders; provided, that while the Equityholders’ Representative may be paid from the aforementioned sources of funds, this does not relieve the Equityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Equityholders’ Representative be required to advance its own funds on behalf of the Equityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Equityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided by the Equityholders to the Equityholders’ Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Equityholders’ Representative or the termination of this Agreement.
(h)Upon the Closing, the Company will wire $1,350,000.00 (the “Expense Fund”) to the Equityholders’ Representative, which will be used for any expenses incurred by the Equityholders’ Representative. The Equityholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Equityholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Equityholders’ Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Equityholders’ Representative’s responsibilities, the Equityholders’ Representative will (i) deliver to Parent an updated Allocation Schedule reflecting any amount to be paid to the Exchange Agent and the Company, and each Equityholder and Optionholder’s entitlement thereto and (ii) deliver any remaining balance of the Expense Fund to the Exchange Agent and the Company for further distribution to the Equityholders and the Optionholders in accordance with the Allocation Schedule. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Equityholders at the time of Closing.

ARTICLE 11
TERMINATION

Section 11.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a)by mutual written agreement of the Company and Parent;
(b)by the Company or Parent if the Closing shall not have been consummated on or before May 31, 2022 (such date, the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 11.01(b) shall not be available to Parent if Parent’s or Merger Sub’s, or to the Company if the Equityholders’ Representative’s or the Company’s, breach of any provision of this Agreement results in the failure of the Closing to occur by such date;
(c)by either the Company or Parent if there shall be any nonappealable final Order of any Governmental Authority having competent jurisdiction that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited; provided that the right to terminate this Agreement pursuant to this Section 11.01(c) shall not be available to Parent if Parent’s or Merger Sub’s, or to the Company if the Equityholders’ Representative’s or the Company’s, breach of any provision of this Agreement has resulted in such final order being or remaining in effect;
(d)by the Company if there has been a misrepresentation or breach of warranty or breach of covenant or other agreement set forth in this Agreement by Parent or Merger that would cause the conditions set forth in Section 8.03(a) or Section 8.03(b) not to be satisfied, and either  if curable, not cured within 30 days after receipt of written notice or  such condition is incapable of being satisfied by the End Date;
(e)by Parent if there has been a misrepresentation or breach of warranty or breach of covenant or other agreement set forth in this Agreement by the Company that would cause any of the conditions set forth in Section 8.02(a), Section 8.02(b) or Section 8.02(c) not to be satisfied, and either if curable, not cured within 30 days after receipt of written notice or such condition is incapable of being satisfied by the End Date; and
(f)by Parent if the Company fails to deliver to Parent, by 12:00 p.m. on the date immediately following the date hereof, a copy of the duly executed and delivered Written Consent from Equityholders constituting the Required Equityholder Vote.
The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than Section 11.01(a)) shall give notice of such termination to the other party.
Section 11.02. Effect of Termination. If this Agreement is terminated as permitted by Section 11.02, such termination shall be without Liability of any party (or any stockholder, equityholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided that if such termination shall result from the willful and material breach by any party hereto, such party shall be fully liable for any and all Damages incurred or suffered by any other party as a result of such failure or breach. The provisions of this Section 11.02, Section 7.02, Section 10.01(g) and Article 12 (other than Section 12.12) shall survive any termination hereof pursuant to Section 11.02.

ARTICLE 12
MISCELLANEOUS

Section 12.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission) and shall be given, if to Parent, Merger Sub or the Surviving Company, to:
Signify Health, Inc.
4055 Valley View Lane, Suite 400
Dallas, TX 75244
Attention: Kyle Armbrester
Email: karmbrester@signifyhealth.com
with a copy to:
Signify Health, Inc.
4055 Valley View Lane, Suite 400
Dallas, TX 75244
Attention: Adam McAnaney
E-mail: amcananey@signifyhealth.com
and to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:     H. Oliver Smith
        Darren M. Schweiger
E-mail:     oliver.smith@davispolk.com
        darren.schweiger@davispolk.com
if to the Equityholders’ Representative or any Equityholder (following Closing), to:
Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
E-mail: deals@srsacquiom.com
with copies to:
Polsinelli PC
900 W. 48th Street
Kansas City, Missouri 64112
Attention: Frank Koranda
E-mail: fkoranda@polsinelli.com

or, in each case, to such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
Section 12.02. Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the amendment is in writing and signed by Parent, the Company (or the Surviving Company following the Closing) and the Equityholders’ Representative; provided, however, that after the receipt of the Required Equityholder Vote, no amendment to this Agreement shall be made which by Applicable Law requires further approval by the equityholders of the Company without such further approval by such equityholders. No waiver of any provision of this Agreement shall be valid unless the waiver is in writing and signed by the waiving parties.
(b)No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
Section 12.03. Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of):  the representations and warranties of the relevant party that are contained in the corresponding Section of this Agreement and  other than with respect to any reference in Section 3.09 of the Company Disclosure Schedule, any other representations and warranties of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties is readily apparent on the face of such disclosure to a reasonable person with no independent knowledge.
Section 12.04. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
Section 12.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided, further, that Parent and Merger Sub, or, after the Effective Time, the Surviving Company, as the case may be, may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to  one or more of Parent’s Affiliates at any time and  after the Effective Time, to any Person; provided that, in the event of any such assignment, Parent nonetheless shall remain responsible for the performance of its obligations hereunder.
Section 12.06. Governing Law. This Agreement and all Actions arising out of or relating to this Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 12.07. Jurisdiction. The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action so long as one of such courts shall have subject matter jurisdiction over such Action, and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.
Section 12.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 12.09. Counterparts; Effectiveness; No Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts (including by electronic means), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except as set forth in Section 9.02, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or Liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, provided, that this Section 12.09 shall not apply to Section 10.01(g), which shall be enforceable by the Equityholders’ Representative in its entirety against the Equityholders.
Section 12.10. Entire Agreement. This Agreement, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of such agreements and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of such agreements.
Section 12.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties hereto intend that the remedies and limitations thereon contained in this Agreement shall be construed as integral provisions of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder.
Section 12.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts set forth in Section 12.07, in addition to any other remedy to which they are entitled at law or in equity.
Section 12.13. Company Representation. Parent and Merger Sub, for themselves and on behalf of their respective Subsidiaries, hereby agrees that, in the event that a dispute arises after the Closing between Parent, Merger Sub, the Surviving Company and/or its Subsidiaries, on the one hand, and the Equityholders’ Representative or any Equityholder, on the other hand, Polsinelli PC may represent the Equityholders’ Representative or such Equityholder in such dispute, even though the interests of the Equityholders’ Representative or such Equityholder may be directly adverse to Parent, Merger Sub, the Surviving Company and/or its Subsidiaries and even though Polsinelli PC may have represented the Company and/or its Subsidiaries in a matter substantially related to such dispute. Parent and Merger Sub further agree that, as to all pre-Closing communications among Polsinelli PC, the Equityholders’ Representative, the Company, and of its Subsidiaries and any of their respective Affiliates that relate in any way to the transactions contemplated hereby, the attorney-client privilege and the expectation of client confidence belongs to the Equityholders’ Representative and shall not pass to or be claimed by Parent, Merger Sub, the Surviving Company or any of their Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises between Parent, Merger Sub, the Surviving Company or any of their Subsidiaries and a third party (other than a party to any Transaction Document or any Affiliate of any such party) after the Closing, the Surviving Company and its Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by Polsinelli PC to such third party; provided, however, that neither the Surviving Company nor its Subsidiaries may waive such privilege without the prior written consent of the Equityholders’ Representative. In addition, all of the client files and records in the possession of Polsinelli PC related to the transactions contemplated hereby will be property of (and be controlled by) the Equityholders’ Representative and neither the Company nor any of its Subsidiaries shall be entitled to retain copies of, or have access to, any such records.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SIGNIFY HEALTH, INC.
By:	/s/ Kyle Armbrester
Name: Kyle Armbrester
Title: Chief Executive Officer

CARBON ACQUISITION CORPORATION
By:	/s/ Steve Senneff
Name: Steve Senneff
Title: President & Chief Financial Officer

[Signature Page to Merger Agreement]

Caravan Health, Inc.
By:	/s/ Lynn Barr
Name: Lynn Barr
Title: Executive Chairwoman

Shareholder Representative Services LLC, in its capacity as the Equityholders’ Representative
By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Managing Director

[Signature Page to Merger Agreement]